UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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KFORCE INC.
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2024	Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
You are cordially invited to attend the 2024 Annual Meeting of Kforce Inc. Shareholders (the Annual Meeting) that will be held on Wednesday, April 24, 2024, at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607, commencing at 8:00 a.m., eastern time.
We are holding this meeting to:
1.Elect three Class III directors to hold office for a three-year term expiring in 2027;
2.Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2024;
3.Conduct an advisory vote on executive compensation; and
4.Attend to other business properly presented at the meeting.
Kforce’s Board of Directors (the Board) has selected February 16, 2024 as the record date (the Record Date) for determining shareholders entitled to vote at the meeting.
The proxy statement, proxy card and Kforce’s 2023 Annual Report to Shareholders are being mailed on or about March 15, 2024. Regardless of whether or not you plan to attend the annual meeting, we encourage you to vote your shares by using the internet, phone, or by signing, dating and returning the enclosed proxy card.
If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Kelly
Corporate Secretary

Tampa, Florida
March 15, 2024

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 24, 2024.
This proxy statement and our 2023 Annual Report to Shareholders are available at
https://investor.kforce.com/financials/annual-reports/default.aspx.

1 Kforce 2024 Proxy Statement

LETTER TO OUR SHAREHOLDERS
Kforce is grounded and united as a Firm through our core values as well as our vision, mission and brand promise, which are:

Vision To Have a Meaningful Impact on All the Lives We Serve®	Mission Uniting Professionals to Achieve Success Through Lasting Personal Relationships®	Brand Promise Great Results Through Strategic Partnerships and Knowledge Sharing®
At Kforce, we value life-long learning. It’s what drives innovation and empowers people in their careers. Whether we’re novices or experts, there is always more to discover—a vast world of knowledge to tap into. Each new discovery encourages us to become better versions of ourselves.
Supporting our people remains our number one priority—from hybrid work to leadership development and pay equity, we focus on making Kforce the best environment for each associate. We are proud to say we earned several top workplace awards in 2023 highlighting our commitment to an empowering culture, which include Fortune’s Best Workplaces in Consulting and Professional Services, Fortune’s Best Workplaces for Women, and Forbes’ America’s Best Recruiting Firms.
We are blessed to have a tenured Executive Leadership team that has been through multiple economic cycles together and can quickly adjust to changing market conditions. Our message to our people in 2023 was simple and, frankly, it is no different as we begin 2024. There are many factors that affect our business, which are uncontrollable. We must control what we can control, stay close to our associates, support our consultants, and continue listening to our clients while maintaining a long-term view in our decision-making. Our teams executed well in 2023 in an environment that proved to be more challenging than originally expected. Our results in 2023, which were driven by solid execution and a focused business model, allowed us to continue allocating significant capital towards our strategic priorities and in our people and tools. As a result, we believe we enter 2024 well positioned to take additional market share and continue creating significant long-term returns for our shareholders.
As to our strategic priorities, in 2023 we meaningfully advanced our integrated strategy, which capitalizes on the strong relationships we have with world-class companies by utilizing our existing sales, recruiters, and consultants to provide higher value teams and project solutions that effectively and cost efficiently address our clients’ challenges. Also, we made significant progress in our multi-year back office transformation efforts with the selection of Workday as our future state enterprise cloud application for human capital management and financial reporting, which will complement our Microsoft front-end applications and create a unified and streamlined technology suite for the Firm once fully implemented over the next few years. We believe we are incredibly fortunate to be partnering with Workday and Microsoft, two companies at the forefront of investing in artificial intelligence. As we look ahead to 2024, we expect to continue making the necessary investments in our strategic priorities to sustain our long-term growth ambitions and achieve our financial objective of attaining double-digit operating margins at slightly greater than $2 billion in annual revenues.
Our 2023 Sustainability Report, which was published in February 2024, outlines the considerable progress we made in our overall Environmental, Social and Governance (ESG) efforts in 2023. We continued to prioritize investing in our people as our number one priority and strengthened our governance and environmental processes—starting with the formal inclusion of ESG oversight and governance in each of our board committee charters. Our 2023 Sustainability Report discloses our full value chain emissions for 2023, which have declined 55% over our 2019 baseline primarily as a result of our intentional focus on reducing our real estate footprint to align with our Office Occasional® work environment. There is always more to be done, and our desire to learn and evolve has us eager to discover the next best steps in our ESG journey. Our goals for 2024 have us pushing for even greater equity and inclusion throughout the Firm.
The beautiful thing about life, and business, is that there is always more to discover and accomplish. Our journey is never complete. At Kforce, we promise to keep pushing ourselves and achieving new levels of understanding and success. We are committed to serving as stewards of the community, reimagining how work gets done and investing in an inclusive workforce for all. Together, let’s keep shaping a world in which we all want to live.

David L. Dunkel, Chairman	Elaine D. Rosen, Lead Independent Director	Joseph J. Liberatore, President and Chief Executive Officer, Director
2 Kforce 2024 Proxy Statement

3 Kforce 2024 Proxy Statement

BOARD AND CORPORATE GOVERNANCE
ROLE OF THE BOARD OF DIRECTORS
The primary functions of our Board of Directors (the Board) are to:
•oversee the performance of management on behalf of our shareholders;
•advocate on behalf of the long-term interests of our shareholders;
•discuss and consider the Firm’s strategic planning and executive succession activities;
•review and approve the Firm’s long-term strategic plan developed by management;
•monitor adherence to the Firm’s established procedures, standards and policies;
•provide active oversight of risks that could affect Kforce, including cybersecurity and artificial intelligence (AI) risks;
•provide oversight of the Firm’s ESG program;
•promote sound corporate governance policies and practices; and
•carry out other duties and responsibilities as may be required by state and federal laws, as well as the NASDAQ rules.
We believe that sound corporate governance is fundamental to the overall success of Kforce. Our key governance documents, including our Corporate Governance Guidelines, are available at http://investor.kforce.com/governance/governance-documents.
In conjunction with management reports and dialogue with executive leadership, the Board reviews various operational, strategic, financial, capital markets and legal compliance areas, business and sector trends, as well as the Firm’s progress against established objectives and risks. At each quarterly Board meeting, our Board receives:
•an executive summary that includes, among other items, a risk factors section;
•the Firm’s financial and operational performance, including progress against our expectations and plans;
•an update on the Firm’s accomplishments and near-term objectives associated with each strategic priority;
•an update on the Firm’s continued innovation (both technological and process) and transformation efforts;
•management’s assessment of the current state of the capital markets and macro-economic environment;
•management’s analysis on the current state of the staffing and solutions industries and corporate development activities;
•insights on human capital trends, productivity metrics and, as part of our ESG program, specifically highlighting Diversity, Equity and Inclusion (DE&I) efforts;
•a report on the Firm’s Enterprise Risk Management (ERM) program;
•a claims, litigation and ethics hotline summary;
•updates on key regulatory changes and potential impact on our business;
•updates on relevant matters arising from each of the committees of the Board; and
•reports on other matters that may arise from time to time, which require reporting to the Board, including a quarterly update from the Audit Committee on any significant cybersecurity related items.
On a monthly basis, our Board receives:
•a description of certain significant events and risk factors, if any, that have occurred in each period;
•a financial update from management, including operating trends against expectations; and
•any other necessary items requiring the attention of the Board.
On an annual basis, executive management and our Board discuss the Firm’s near-term and longer-term strategic objectives, management’s progress towards its objectives and any necessary changes based on our position and the evolving external landscape. Over the last several years, management has engaged in dedicated sessions with the Board related to the Firm’s cybersecurity program and ESG program. In addition, the full Board participates in annual education sessions on matters deemed pertinent by the Nomination Committee and full Board. The Board education topics have varied among Generative AI (GenAI), shareholder activism, ESG programs, as well as other topics, and are usually facilitated by independent subject matter experts.
LEADERSHIP STRUCTURE
Our Board continues to be led by its Chairman, David L. Dunkel, who served as our CEO for more than 40 years and retired from the CEO position in 2021. Kforce continued to employ Mr. Dunkel on a limited, part-time basis, while he also remained as Board Chairman. Due to the successful completion of the CEO transition, Mr. Dunkel’s part-time employment agreement ended effective July 31, 2023, and Mr. Dunkel has continued to serve Kforce solely as its non-executive Board Chairman. This role is coupled with, and balanced by, a lead independent director as well as independent Audit, Compensation, Nomination and Corporate Governance Committees and a majority of independent directors. The Board believes that this structure provides the most effective, efficient and appropriate framework for board oversight and governance. Mr. Dunkel possesses a deep and unique understanding of the Firm’s business and operations. The Board continues to believe that his in-depth knowledge and experience places him in the best position to both guide and implement the Board’s direction.
Our commitment to Board independence is further supported by the independent directors, a lead independent director and independent directors who chair each of the Audit, Compensation, Nomination and Corporate Governance Committees. As a result, the oversight of the critical issues within the purview of these Committees is entrusted to the independent directors and serves to further uphold effective governance standards. All continuing directors are independent, with the exception of Mr. Dunkel and Mr. Liberatore.
4 Kforce 2024 Proxy Statement

The Board and executive management remain open to, and regularly seek, shareholder feedback with regard to governance topics, such as the Board leadership structure, and consider the feedback provided as part of its assessment process. Aspects of our shareholder engagement efforts are summarized in the “Consideration of Shareholder Feedback” section of this Proxy Statement.
COMMITTEE STRUCTURE
Our Board has established four standing committees consisting of an Audit Committee, Compensation Committee, Nomination Committee and Corporate Governance Committee. These Committees facilitate a more in-depth assessment of certain important areas than can be addressed during each quarterly Board meeting. The Board has determined that the chair and each of the members of its Audit, Compensation, Nomination and Corporate Governance Committees are independent within the meaning of NASDAQ and SEC Rules. The Committee members and independent directors meet regularly in executive session without management. Each Committee has the authority to retain or obtain the advice of legal counsel, accountants and other advisors. Each of our Committees has a written charter, which are available at http://investor.kforce.com/governance/governance-documents. Additional information regarding the composition and responsibilities of each Committee is described below.

Corporate Governance Committee
Members:	Roles and Responsibilities of the Committee:
Elaine D. Rosen (Chair)
The functions of the Corporate Governance Committee are to: encourage and enhance communication among independent directors; provide a forum for independent directors to meet separately from management; provide leadership and oversight related to ethical standards and governance practices (including ESG); and provide a channel for communication with the CEO. The Corporate Governance Committee also coordinates a formal, written annual evaluation of the performance of the Board, each of its committees and the CEO.
Each member of the Board who is independent (as determined under the NASDAQ Rules) serves on the Corporate Governance Committee. This committee is designed to fulfill the requirements of NASDAQ Rule 5605(b)(2) (i.e., through the meetings of this committee, our independent directors meet at least once annually in executive session without any of our management present). The Firm’s Lead Independent Director serves as the Chair of the Corporate Governance Committee.

Derrick D. Brooks
Catherine H. Cloudman
Ann E. Dunwoody
Mark F. Furlong
Randall A. Mehl
N. John Simmons
Number of Meetings:
4

Audit Committee
Members:	Roles and Responsibilities of the Committee:
Mark F. Furlong (Chair)
The Audit Committee oversees the accounting and financial reporting processes of the Firm and the Firm’s ERM program. The Board also delegated responsibility for the Firm’s cybersecurity program and data privacy practices to the Audit Committee. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts. The Audit Committee also has the responsibility for selecting, evaluating, compensating and monitoring the independence and performance of the Firm’s independent auditors in conducting its audits and reviews, reviewing and approving related party transactions, and overseeing the Firm’s internal audit function and ERM program, including cybersecurity, data privacy and ESG disclosures. At each quarterly meeting, or more frequently as needed, the members of the Audit Committee meet in executive session and meet regularly in separate executive sessions with the Firm’s Vice President of Internal Audit, General Counsel and independent registered public accountants, Deloitte & Touche LLP.
The Board has determined that Mr. Furlong, Ms. Cloudman and Mr. Simmons are considered audit committee financial experts, as defined by SEC Rules.

Catherine H. Cloudman
N. John Simmons
Number of Meetings:
6

Compensation Committee
Members:	Roles and Responsibilities of the Committee:
Randall A. Mehl (Chair)	The Compensation Committee is responsible for the development of the compensation principles that guide the design of the Firm’s named executive officer compensation program, which includes: reviewing and approving the named executive officer compensation plans; approving any new or amended employment agreements for the Firm’s named executive officers; issuing grants or awards to the Firm’s named executive officers under its long-term incentive program; and preparing an annual report on the Firm’s executive compensation policies and practices as required by SEC Rules. In the discharge of its duties, the Compensation Committee also has the authority to select and utilize an independent compensation consultant to assist in the evaluation of director and named executive officer compensation.
Mark F. Furlong
Elaine D. Rosen
Number of Meetings:
5
5 Kforce 2024 Proxy Statement

Nomination Committee
Members:	Roles and Responsibilities of the Committee:
Ann E. Dunwoody (Chair)
The Nomination Committee is responsible for: identifying and recommending candidates to establish board diversity; assessing the size and composition of the Board; establishing procedures for the nomination process; and overseeing board education and training. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.
The Nomination Committee has not established minimum qualifications for director nominees because it is the view of this committee that the establishment of rigid minimum qualifications might preclude the consideration of otherwise desirable and qualified candidates for election to the Board. The Nomination Committee will consider director candidates recommended by shareholders. Refer to the section titled “Shareholder Communications, Proposals and Other Matters” in this Proxy Statement.

Derrick D. Brooks
Randall A. Mehl
Number of Meetings:
4
During 2023, the Board held five meetings, and the four committees of the Board held a total of 19 meetings. Each director attended 100% of the Board meetings, and all of the directors attended 100% of the committee meetings on which he or she served. Our Corporate Governance Guidelines invite, but do not require, our directors to attend our annual meeting of shareholders.
DIRECTORS’ TIME COMMITMENTS
Kforce’s Corporate Governance Guidelines limit non-employee directors of Kforce to serve on no more than four public-company boards (including Kforce). In the context of reviewing our directors’ continued ability to dedicate sufficient time to our Board, Kforce assesses each director’s compliance with this policy. Each of our directors is currently compliant with this policy.
6 Kforce 2024 Proxy Statement

BOARD’S ROLE IN RISK OVERSIGHT
Identifying, assessing and managing potential impacts of risks to our business, including any ESG-related risks, is critical to our long-term success and, thus, generating long-term shareholder value. The Board, as a whole and at the committee level, has an active role in overseeing the management of the Firm’s risks. The Board’s primary mechanism for assessing overall risk to the Firm as well as management’s actions to address and mitigate those risks is through a comprehensive, integrated ERM program.
Enterprise Risk Management
Our ERM program is committed to regularly assessing risks and testing plans to prepare for the possibility of the occurrence of a range of events, including severe weather, threats to our systems and data security, financial fraud or loss, and other matters. All potential and actual risks are ranked and prioritized into one of the following categories:

FINANCIAL	OPERATIONAL
Traditional monetary risks covering cash and treasury management activities, risks inherent in achieving our profitability objectives, meeting regulatory reporting requirements, and susceptibility to fraudulent activities.

Risks associated with general execution of the business, including key core processes and strategies for areas such as payroll and business continuity; cybersecurity and data privacy risks; and risks of evolving, disruptive or enabling technologies.

CLIENT	LEGAL & HUMAN RESOURCES
Risks associated with the capture, development and retention of our clients with a specific focus on contractual compliance and any concentration risks; and retention risks associated with our associates who support our clients, candidates and consultants.

Compliance risks associated with areas including, but not limited to, worker classification and associated claims, hiring practices, other employment related risks and foreign worker compliance, which are derived from local, state and federal regulations.

Our Vice President of Internal Audit, in collaboration with our General Counsel, facilitates our ERM process. Each of the four categories above contains specific risks that could impact Kforce. Each category is highlighted during one quarter per year, allowing for an in-depth analysis of all risks at least annually. During this in-depth analysis, the team engages the appropriate stakeholders, including key members of senior management, to measure the business impact and residual risk likelihood, consider external factors and current mitigation efforts and ultimately determine whether further action plans are needed. Our internal audit team, which reports directly to the Audit Committee, uses the ERM program to develop a risk-based audit plan, which is approved by the Audit Committee annually. In addition, the program is evaluated annually with the assistance of our third-party partners to benchmark and implement enhancements as needed.
To assist the Audit Committee with its role of compliance and risk oversight, the Vice President of Internal Audit provides the Committee with a quarterly report covering the applicable quarter’s ERM category. This engagement also allows the Audit Committee to provide guidance on current and future action plans. The Board also receives a summary of the ERM report each quarter.
Cybersecurity and Other
The Board is actively engaged in the oversight of cybersecurity and data privacy, and additional risks such as artificial intelligence. The Audit Committee assists the Board in meeting its responsibility to oversee cybersecurity and data privacy strategies and practices. On a quarterly basis, the Audit Committee receives updates on (a) our progress meeting objectives established in our cybersecurity maturity roadmap, (b) relevant reported cybersecurity events in the overall market and evolving risks, (c) results of work performed by our information security organization (ex. penetration tests, cybersecurity program maturity assessments) and (d) detailed reports of cybersecurity trends within the Firm. We engage subject matter experts in conducting independent assessments of our cybersecurity program maturity, penetration tests, and other tests and assessments.
Senior management, including our CIO and Chief Information Security Officer (CISO), brief the Board on an annual basis on our cybersecurity and information security posture and as needed for cybersecurity incidents deemed to have a moderate or higher business impact, even if it is considered immaterial to us. Annually, the Board and management participate in a comprehensive strategy discussion on cybersecurity.
To further enhance the Board and Audit Committee’s role in overseeing cybersecurity risks, the Board formed a special working group that is comprised of Ms. Cloudman and Mr. Simmons to have more frequent and detailed dialogue with executive management (including our COO, CFO, CIO, CISO and VP of Internal Audit) on all areas pertaining to cybersecurity. This working group provides updates on a quarterly basis, or more frequently if necessary, to the Audit Committee. As a result of the steps taken by the Firm with respect to our cybersecurity program, we have not experienced a material breach to date.
Management also provides the Audit Committee with an annual overview of Kforce’s various lines of insurance that we maintain, including our cybersecurity insurance policy. The Audit Committee provides the Board with quarterly reports on the Firm’s risks and ERM program findings, including cybersecurity risk and data privacy practices.
7 Kforce 2024 Proxy Statement

In addition, the Board is responsible for the oversight of our ESG policies and strategy. The Board delegates certain aspects to Board committees who inherently play an active role and are jointly responsible for ESG compliance and oversight.
The individual Committees also consider risk within their areas of responsibility as summarized below. The Committee chairs provide reports of their activities to the Board at each quarterly Board meeting including apprising the Board of any significant risks within their areas of responsibility and management’s response to those risks.

Audit	Compensation	Nomination	Corporate Governance

Oversees risk assessment activities, ERM program (including cybersecurity, data privacy and ESG disclosures) and annual internal audit plan	Oversees executive compensation plan design in light of evolving trends and best practices	Oversees Board refreshment activities including director succession risk	Leadership and oversight of ethical standards and governance practices

Monitors and receives reports on the Firm’s cybersecurity risks and incidents and ensures data privacy practices are appropriately followed and in compliance with rules and regulations	Responsible for the preparation of required disclosures regarding executive compensation practices	Establishes procedures for the Board’s nomination process	Provides a forum for the Board’s independent directors to meet separately from the Firm’s management

Monitors risk relating to the Firm’s financial statements, systems, reporting process and compliance	Responsible for reviewing executive compensation and benefits policies and practices	Recommends candidates for election to the Board	Reviews and recommends to the Board any changes to the Corporate Governance Guidelines

Reviews and approves related party transactions and relationships involving directors and executive officers	Determines whether executive compensation and benefits policies and practices are reasonably likely to have a material adverse effect on the Firm	Oversees education and training (including ESG), recommends appropriate board diversity and establishes an appropriate mix of directors to evaluate ESG-related issues	Conducts and oversees the evaluation of the CEO and Board’s performance and sufficiency of their respective responsibilities

8 Kforce 2024 Proxy Statement

OUR BOARD OF DIRECTORS
The Board currently consists of three nominees and six continuing directors. The directors are divided into three classes serving staggered three-year terms. The following table sets forth (as of the date of this filing) the names, ages and certain other information for each of our directors (including those who are nominees for election at the Annual Meeting).

	Name	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Independent	Audit Comm	Comp. Comm	Nomin. Comm	Corp. Gov. Comm
	Board of Director Nominees for Election
Class III	Catherine H. Cloudman	54	Director	2020	2024	2027	✓
	David L. Dunkel	70	Chairman	1994	2024	2027
	Mark F. Furlong	66	Director	2001	2024	2027	✓
	Continuing Directors
Class I	Joseph J. Liberatore	61	CEO Director	2021	2025	N/A
	Randall A. Mehl	56	Director	2017	2025	N/A	✓
	Elaine D. Rosen	71	Director	2003	2025	N/A	☑
Class II	Derrick D. Brooks	50	Director	2021	2026	N/A	✓
	Ann E. Dunwoody	71	Director	2016	2026	N/A	✓
	N. John Simmons	68	Director	2014	2026	N/A	✓

Legend:	☑	Lead Independent Director	Chair	Member	Financial Expert
The Class III nominees identified above have been nominated to serve as directors for a three-year term expiring at the 2027 annual meeting of shareholders. All of the nominees are currently directors of Kforce and were previously elected by our shareholders.

9 Kforce 2024 Proxy Statement

BIOGRAPHICAL INFORMATION FOR OUR DIRECTOR NOMINEES
The biographies for each of our director nominees are set forth below, along with a description of the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that they should serve as a director of Kforce.
NOMINEES FOR ELECTION, CLASS III DIRECTORS - TERMS EXPIRE IN 2027

Catherine H. Cloudman

Ms. Cloudman is a board member and chairs the Personnel and Compensation Committees of both Hussey Seating Company, a manufacturer of telescopic and stadium seating, and Systems Engineering, an ESOP owned IT managed services provider, since 2015. Additionally, she has been a board member since 2019 of Gorham Savings Bank, a 150-year-old community bank, where she chairs the Director’s Loan Committee and the Director’s Loan Risk Committee. She is also a member of the Audit, Risk Management and Technology Committees of the bank. At the beginning of 2023, Ms. Cloudman joined the advisory board of Zachau Construction, a third-generation commercial construction firm. She also serves on the board of Waynflete School, an independent K-12 day school, where she is the President and Board Chair. Ms. Cloudman was also a board member of private equity backed Village Fertility Pharmacy until 2020. Prior to becoming a board member, she was a founder and CFO at Apothecary by Design and its successor company, Village Fertility Pharmacy, both of which are national specialty pharmacies.
Ms. Cloudman is an Audit Committee financial expert. The Board believes her considerable expertise, including her experience as CFO at Apothecary by Design and its successor company, Village Fertility Pharmacy, brings unique insight to the Board concerning in-depth knowledge of various ownership structures and her entrepreneurial background, in addition to her being a CPA and management consultant, and her overall financial and strategic management expertise.

Director since 2020		Other Current Public Company Board(s): None	Kforce Board Committee(s): Audit and Corporate Governance
Age	54

David L. Dunkel

Mr. Dunkel has served as Kforce’s Chairman, CEO and director since the Firm’s incorporation in 1994 and possesses a deep and unique understanding of the Firm’s business and operations. Prior to 1994, he previously served as President and CEO of Romac-FMA, one of Kforce’s predecessors, for 14 years. Mr. Dunkel retired from his position as CEO in 2021, and entered into a part-time employment agreement to provide support, on a limited basis, to the Firm in a non-executive employee role, in addition to continuing his role as Chairman of Kforce’s Board of Directors. Due to the successful completion of the CEO transition, Mr. Dunkel’s part-time employment agreement ended effective July 31, 2023, and Mr. Dunkel has continued to serve Kforce solely as its non-executive Board Chairman. The Board believes that Mr. Dunkel’s experience, coupled with his extensive knowledge of the staffing industry, provides strong, consistent leadership.

Director since 1994		Other Current Public Company Board(s): None
Age	70

Mark F. Furlong

Mr. Furlong has served as a director of Heska Corporation, a provider of advanced veterinary diagnostic and specialty products, from 2019 to June 2023 when it was sold, and director of Antares Capital, a provider of financing solutions for middle market, private equity-backed transactions, from 2015 to April 2023. In September 2023, he joined ALTi Global, a global wealth and asset manager specializing in alternative investments, as a Board member, member of the Human Capital and Compensation Committee and as Chair of the Audit/Risk Committee. He served as the President and CEO of BMO Harris Bank, N.A. from 2011 to 2015. Mr. Furlong also served as a director of BMO Harris Bank, N.A. and BMO Financial Corporation from 2011 to 2015. Prior to its acquisition by BMO Harris Bank, N.A. in 2011, he served as Chairman of Marshall & Ilsley Corporation from 2010, as CEO from 2007 and as President from 2004. He also served as CFO of Marshall & Ilsley Corporation from 2001 to 2004 and was formerly an audit partner with Deloitte & Touche LLP.
Mr. Furlong is an Audit Committee financial expert. The Board believes his considerable expertise, including his experience as President and CEO of BMO Harris Bank, N.A., the former Chairman, President and CEO of Marshall & Ilsley Corporation and a former audit partner with Deloitte & Touche LLP, brings unique insight to the Board concerning capital allocation strategies and banking and accounting issues, in addition to his overall management and financial expertise.

Director since 2001		Other Current Public Company Board(s): None	Kforce Board Committee(s): Audit (Chair), Compensation and Corporate Governance
Age	66

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PROPOSAL 1. ELECTION OF DIRECTORS
NOMINEES
The Nomination Committee has recommended, and our Board has approved, each of Catherine H. Cloudman, David L. Dunkel and Mark F. Furlong as nominees for election as Class III directors at the Annual Meeting. If elected, the Class III directors will serve until our 2027 annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of the Firm and was previously elected by our shareholders. For information concerning the nominees, please see the section titled “Biographical Information for our Director Nominees.” Each of the nominees is willing and able to stand for election at the Annual Meeting, and we do not know of any reason why any of the nominees would be unable to serve as a director. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.
VOTE REQUIRED
We use a majority voting standard for uncontested elections. The election of directors at this year’s Annual Meeting is an uncontested election, and thus, the majority voting standard applies. To be elected, the votes for a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast excludes abstentions and broker non-votes.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

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BIOGRAPHICAL INFORMATION FOR OUR CONTINUING DIRECTORS

CLASS I DIRECTORS - TERMS EXPIRES IN 2025
Joseph J. Liberatore

Mr. Liberatore became the Chief Executive Officer of Kforce on January 1, 2022. He joined the Board as a director in November 2021, and was elected by shareholders in April 2022. He has served as Kforce’s President since January 2013 and previously served as Corporate Secretary from February 2007 to February 2013, Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since he joined the Firm in 1988.
The Board believes that this experience, coupled with his extensive knowledge of the staffing industry, provides strong, consistent leadership and allows him to serve as a highly effective bridge between the Board and management. In addition, in his capacity as CEO, Mr. Liberatore frequently meets with shareholders, clients and other Firm stakeholders to communicate our business and strategy and to understand their various perspectives and insights, which he is then able to relay to the Board for consideration and assessment.

Director since 2021		Other Current Public Company Board(s): None
Age	61

Randall A. Mehl

Mr. Mehl is the President and Chief Investment Officer of Stewardship Capital Advisors, LLC, which manages a family office fund focused on making investments in various technology and services sectors. In January 2024, he joined the board of KI, a furniture manufacturer. He also currently serves on the Board of Directors of two other public companies, Insperity, Inc. and ICF International, Inc., where he chairs the Human Capital Committee. Mr. Mehl previously served as Managing Director and as a partner with Baird Capital, a middle market private equity group, leading a team focused on business and technology services sectors from 2005 to 2016. From 1996 to 2005, Mr. Mehl was a senior equity research analyst with Robert W. Baird & Company, covering various areas within the technology and services universe, including staffing.
Mr. Mehl has also previously served on several boards of directors of private technology and services companies, and has served on the investment committee for several private equity funds. He is an Audit Committee financial expert. Mr. Mehl brings unique insight to the Board with his domain expertise in technology services and staffing, experience in evaluating and supporting executive leadership and governance practices, and experience in evaluating, acquiring and selling services-oriented businesses.

Director since 2017		Other Current Public Company Board(s): ICF International, Inc. (NASDAQ: ICFI); Insperity, Inc. (NYSE: NSP)	Kforce Board Committee(s): Compensation (Chair), Nomination and Corporate Governance
Age	56

Elaine D. Rosen

Ms. Rosen has served as a director of Assurant, Inc., a provider of specialized insurance and insurance-related products and services since March 2009 and became the non-executive Chair of the Board of Directors of Assurant, Inc., in November 2010. Ms. Rosen served as the Chair of the Board of The Kresge Foundation from January 2007 up until her retirement in June 2022. Ms. Rosen serves as trustee or director of several non-profit organizations, is a past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine, and has served as a trustee of the Foundation for Maine’s Community Colleges since 2008. Ms. Rosen was a director of the Elmina B. Sewall Foundation from 2008 to 2012 and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from 2003 until its sale in April 2012. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.
Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of several companies, including charitable organizations, particularly as the Chair of one of the largest private foundations in the country. With her background and experience as the prior Chair of the Compensation Committee of Kforce, the Board of Assurant, Inc., where she currently serves as the non-executive Chair, and as the Lead Independent Director at Kforce, she has considerable expertise in overall Board leadership, governance matters and executive compensation.

Director since 2003		Other Current Public Company Board(s): Assurant, Inc. (NYSE: AIZ)	Kforce Board Committee(s): Lead Independent Director, Corporate Governance (Chair) and Compensation
Age	71

12 Kforce 2024 Proxy Statement

CLASS II DIRECTORS - TERMS EXPIRES IN 2026
Derrick D. Brooks

Mr. Brooks, is the Executive Vice President of Corporate and Community Development of Vinik Sports Group since 2019, and also serves as an on-field appeals officer for the National Football League. He previously served as the President of Tampa Bay Sports & Football Entertainment LLC and was the owner of the Tampa Bay Storm Arena Football Team from 2011 to 2019. Mr. Brooks served as the Managing Member of Brooks 55 Labor Enterprises, L.L.C., a full-service temporary and direct hire staffing company that provided staffing, administrative solutions and on-time labor needs, from 2006 to 2012. He also served as an NFL analyst for ESPN from 2009 to 2011. From 1995 to 2009, Mr. Brooks played for the Tampa Bay Buccaneers, was a Super Bowl Champion and a nine time All-Pro. In 2014, Mr. Brooks was inducted into the Pro Football Hall of Fame and the Capital One Academic All-America Hall of Fame and was named the 2000 Walter Payton NFL Man of the Year Award Winner.
Mr. Brooks has a long history of community leadership. Among his other activities and services, Mr. Brooks is the President and Founder of the Derrick Brooks Charities, Inc. since 2003, and currently serves on the board of Brooks Debartolo Charities, Inc. since 2006. He previously served on the board of the Florida State Fair Authority from 2017 to 2022. He served as a member of the board of trustees of Florida State University from 2003 to 2011. He has also served on the boards of the Florida Department of Education Foundation from 2004 to 2010, St. Leo's University from 2007 to 2010, and the Florida Governor's Council on Physical Fitness from 2007 to 2010.

Director since 2021		Other Current Public Company Board(s): None	Kforce Board Committee(s): Nomination and Corporate Governance
Age	50

Ann E. Dunwoody

General (Ret.) Dunwoody was the first woman in U.S. military history to achieve the rank of four-star general. From 2008 until her retirement in 2012, she led and ran the largest global logistics command in the Army comprising 69,000 military and civilian individuals, located in all 50 states and over 140 countries with a budget of $60 billion. General (Ret.) Dunwoody served on the Board of Directors of Republic Services, Inc., L-3 Communications and was the President of First 2 Four LLC. She currently serves on the Fidelity Fixed Income Asset Allocation (FIAA) Board of Trustees, Automattic, Florida Institute of Technology and Noble Reach Foundation, a not for profit, which was formerly part of Logistics Management Institute. She authored “A Higher Standard: Leadership Strategies from the First Female Four Star General”, is a recipient of The Theodore Roosevelt NCAA award, The Ellis Island Medal of Honor, Orde National Du Merite and was West Point’s US Military Academy 2019 recipient of the Thayer Award.
General (Ret.) Dunwoody brings to the Board extensive military and management experience, including managing a significant portion of the United States Army’s budget as Commanding General, U.S. Army Materiel Command. General (Ret.) Dunwoody is also certified as an NACD Governance Fellow. She has also served as a member of the Board of Directors on other publicly traded, private and not for profit companies. She is engaged in numerous charitable and civic activities, which the Board believes allows her to provide a valuable and varied perspective.

Director since 2016		Other Current Public Company Board(s): None	Kforce Board Committee(s): Nomination (Chair) and Corporate Governance
Age	71

N. John Simmons

Mr. Simmons is the CEO of Growth Advisors, LLC, an advisory firm for high-growth companies. He previously served as the COO and CFO of DeMert Brands, Inc., a manufacturer and distributor of haircare products. He has served on various boards of directors, including Bonds.com Group, Inc. from 2013 to 2014; Loyola University New Orleans Board of Trustees from 2009 to 2015, during which he was Chairman of the Audit Committee and an Executive Committee member; Lifestyle Family Fitness, Inc. from 2001 to 2012; Technology Research Corporation as Chairman of the Compensation Committee from 2010 to 2011 and Lead Director and Chairman of the Governance and Nominating Committee from 2009 to 2010; Medquist, Inc. as Chairman of the Audit Committee from 2005 to 2007; and SRI Surgical Express, Inc. as Lead Director, then Chairman of the Board from 2001 to 2008. Mr. Simmons’ prior experience includes service as the CEO and President of Lifestyle Family Fitness, Inc.; President of New Homes Realty, a residential real estate company; President of Quantum Capital Partners, a venture capital firm; VP and Controller of Eckerd Corporation; CFO of Checkers Drive-In Restaurants; and audit partner for KPMG Peat Marwick.
Mr. Simmons is an Audit Committee financial expert. He has extensive financial, accounting, management and director experience in several different industries. As a result, the Board believes that he brings valuable insight due to his extensive and varied experiences as a chief executive officer, chief financial officer, audit partner and director.

Director since 2014		Other Current Public Company Board(s): None	Kforce Board Committee(s): Audit and Corporate Governance
Age	68
13 Kforce 2024 Proxy Statement

COMPOSITION AND DIVERSITY
Our diverse Board exhibits a wide range of backgrounds, skills, attributes, experiences and tenure. Our directors have served in senior leadership, executive management or directorship positions across fields such as banking, executive compensation, investment management, strategic advisory, insurance, government, military, professional sports and staffing. These fields provide valuable and diverse insights into our business and promote a broad understanding of the markets, products and industries of our client base. The Nomination Committee periodically reviews the composition of the Board and its Committees to ensure a well-functioning mix of diverse backgrounds and expertise.
The Nomination Committee strives to identify directors who will: (1) bring to the Board diversity in thought and insights by leveraging their different skills and backgrounds; (2) bring substantial senior management experience, strategic insight, financial expertise and other skills that would enhance the Board’s effectiveness; and (3) represent the balanced, best interests of our shareholders and stakeholders, as a whole. In selecting individual nominees, the Nomination Committee assesses each nominee’s independence, character and integrity, potential conflicts of interest, experience, diversity and the willingness to devote sufficient time to carrying out the responsibilities of a director.
While the Board has not adopted a formal policy on diversity, the Nomination Committee is committed to achieving diversity, including but not limited to diversity of thought, gender, race and ethnic background, during the director nomination process with the goal of creating a Board that best serves Kforce and the interests of its shareholders.
The Nomination Committee has established a detailed director recruitment process by which the Firm’s independent directors and key management play a role in the identification, review, screening and interviewing of director candidates and, as necessary, would consider engaging an independent qualified director search firm. The Nomination Committee’s process for identifying and selecting director candidates is designed to ensure each candidate is evaluated for qualifications, independence, potential conflicts and other issues of importance to the Firm and composition of the Board. When identifying candidates, the Nomination Committee takes into account overall board composition. The priorities for recruiting new directors are based on the overall Board’s composition, the Firm’s strategic needs, diversity and desired skills at the time of recruitment.
The Nomination Committee also understands the importance of Board refreshment for the generation of new ideas and strategies and is committed to the process in a manner that promotes a balance of perspective, experience and continuity. We remain committed to engaging in Board refreshment activities to promote a balance of tenure, experience and independence across our Board. As a result of our refreshment efforts over the last five or so years, the Board has a significantly lower average tenure, a larger percentage of independent directors and greater diversity.
Directors’ Qualifications and Skills
The following chart summarizes the collective qualifications and skills in several areas that we believe are important to the long-term success of Kforce. Although all of our directors have experience in each of these categories, the chart below represents the number of directors whose expertise in each category is deemed to be particularly significant.

Corporate Governance / Board Experience
7
Executive Leadership / Strategy
6
Risk Management
5
Financial
8
Staffing / Solutions Industry
5
Human Capital Management
7
Technology / Cybersecurity
2
Business and Operational Transformation
3
Brand and Marketing
2

14 Kforce 2024 Proxy Statement

Board Diversity
The following table provides certain composition metrics for our Board:

BOARD DIVERSITY MATRIX
Total # of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	3	—	3
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	2	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	3
ESG OVERSIGHT AND ACTIVITIES

Kforce set out on our environmental, social and governance journey several years ago. As our company evolves, so do our objectives. In 2023, we made public commitments to ensure we focus on our priorities and keep us accountable. We are proud of the progress we have made so far and our efforts to continue that progress. We continued to make information more accessible for our investors, clients and other stakeholders with the publishing of our comprehensive 2023 Sustainability Report, which is available on our website: https://www.kforce.com/about/kforce-corporate-social-responsibility. Our report includes a content index aligned to the Sustainability Accounting Standards Board’s (SASB) Professional Services Standard.
This section is intended to provide our shareholders with the key elements of our continued ESG efforts and highlight our 2023 accomplishments and certain 2024 commitments. For more details, please refer to our 2023 Sustainability Report.
Our core values, mission and vision are the foundation for how we aim to positively impact our communities, the environment and governance of our Firm. Our core values include:

INTEGRITY

Act with intention.
Keep promises.
Take responsibility.

EXCELLENCE

Embrace competition.
Succeed together.
Go for the win.

COMPASSION

Respect others.
Nurture relationships.
Spread kindness.

UNITY

Encourage collaboration.
Support each other.
Pursue a shared vision.

ADAPTABILITY

Champion innovation.
Stay curious.
Consider the uncommon.

FUN

Be yourself.
Laugh often.
Enjoy the journey.

COURAGE

Dare to fail.
Speak openly.
Dream big.

15 Kforce 2024 Proxy Statement

We believe that at the heart of Kforce is a deep understanding of, and unwavering commitment to, our core values. Our core values guide us in every interaction, inspire us to shape a better world and support our overall ESG efforts.
Our Mission and Vision
We take a people-first approach to all aspects of our business. We understand that each day is an opportunity to build up our people and create a world in which we all want to live - one that is grounded in inclusion, empowerment and fulfillment. We believe that the services we provide impact peoples’ lives and careers while helping companies achieve success. This is reflected in our mission, Uniting Professionals to Achieve Success Through Lasting Personal Relationships®, and our vision, To Have a Meaningful Impact on All the Lives We Serve®.
For more than six decades, our Firm has served others and played a part in shaping a more sustainable world. When the COVID-19 pandemic hit, our Firm’s innate urge to serve others intensified. We stayed close to our people and listened to their experiences, desires and expectations. Together, we reimagined where and how work is performed. This response naturally dovetailed with an expansion and formalization of our ESG efforts. We built our foundational pillars to deepen the impact on everyone we serve, including our people, our partners, our communities and the environment.
Our people are the keystone of our success. As a people-focused solutions business, we dedicate significant energy to ensuring the well-being and fulfillment of each individual, which we believe helps us to deliver superior results to our shareholders.
This section includes our commitment to well-being, flexibility and balance; learning and development; and our ongoing efforts to create a diverse and inclusive workplace. We believe that these initiatives are a testament to how much we value and invest in our people.
Well-Being, Flexibility & Balance
We are committed to the health, safety and wellness of our associates and consultants. We provide our people and their families the tools and resources to improve and maintain their health, including access to a variety of flexible and convenient health and wellness programs. These programs include retirement savings plans, paid time off, employee support and the development of what we believe is a thoughtful and supportive remote-first work model that we refer to as Office Occasional®.
Office Occasional® - We believe our remote-first, hybrid work model provides maximum Flexibility and Choice Empowered by Trust and Technology®. We believe Office Occasional® is a differentiator for our Firm. It helps us attract and retain top talent. We believe Office Occasional® enhances life-work balance and elevates the ability of our people to provide exceptional service to our clients.
Employee Engagement - Kforce has a long history of conducting check-in surveys and gathering feedback to assess and understand employee well-being and best serve our people. In 2023, our internal survey provide insights into what our people believed were our biggest strengths, including prioritization, role clarity and authenticity. These surveys help us shape our Firm’s programs and strategies.
Our commitment to a strong people-first strategy resulted in several meaningful awards in 2023.

AMERICA'S

GREATEST WORKPLACES FOR WOMEN

2023

Newsweek

PLANT-A INSIGHTS GROUP

Great Place to Work Certification 92% of respondents called Kforce a great place to work compared to 57% at an average U.S.-based company	America’s Greatest Workplaces for Women Published by Newsweek, Kforce was recognized as a company that breaks down barriers and inequities for women	Best Workplace in Consulting & Professional Services Kforce’s exceptional job at attracting top talent earned the Firm a position on Fortune’s prestigious list for the second year in a row	Best Workplace for Women Recognizes organizations whose generous, caring and innovative cultures reflect a genuine commitment to meet the diverse needs of their people inside and outside the workplace	Top 5 Workplaces in Tampa Bay For the second consecutive year, Kforce’s headquarter location ranked in the Top 5 on the Tampa Bay Times’ Top Workplaces list

16 Kforce 2024 Proxy Statement

Learning & Development
Our focus on learning and development is a vital part of our people-first strategy, supporting our efforts to develop talent from within and maintain a strong corporate culture. We are committed to investing in the tools, resources and trainings our people need to excel in all stages of their careers. The majority of our trainings are developed to increase the skills of individuals at each leadership level. We want to teach our leadership pipeline the skills necessary to perform well at each specified level. We also offer specialized trainings based on evolving current events and the needs of the constantly changing business landscape. These specialized trainings happen once a quarter for our director-and-above population.
In 2023, we expanded and evolved our current program to establish sustainable leadership opportunities for every level within the organization.

LEAP

LEADING, EMPOWERING AND ADVANCING PEOPLE

EMERGING LEADERS

Launched in 2023 with 38 participants, this six-month program identifies and supports the next generation of people and project leaders. It creates a pipeline for our organization, supports succession planning and fosters diversity efforts in leadership.

LEADERSHIP FOUNDATIONS

Launching in 2024, this six-month program for our supervisor-level leaders teaches the skills to build trust, have courageous conversations, delegate, manage up and be an effective listener.

Our 2023 program, titled Savvy Supervisors, included 18 sessions with 14 participants and a 90% attendance rate.

LEADERSHIP MASTERY

Launching in 2024, this curriculum for our manager- and director-level leaders centers around nurturing relationships, maintaining accountability and enhancing productivity.

LEADERSHIP EVOLUTION

Launching in 2024, this program supports our executive-level leaders.

Diversity, Equity & Inclusion (DE&I)
Our DE&I mission is to advocate for and support the inclusion, growth and success of all people connected to Kforce. The ultimate goal is to weave DE&I seamlessly into our overall Firm strategy using a variety of approaches, including:

Creating and nurturing an inclusive culture	Ensuring an equitable talent journey for all	Establishing policies that support our people	Building and strengthening partnerships	Pursuing ongoing education and training
In 2020, we set two goals to address equity, which were based on a comprehensive third-party analysis. We established these goals on a three-year timeline to help ensure systemic and sustainable impact. In 2023, we continued to advance our DE&I efforts, reduced our voluntary turnover rate among female leaders to that of overall Firm averages, implemented a Board of Director speaker series for leaders, and launched seven associate-led affinity groups supported by orientations, group leader trainings and communication tools. We continue to build trust and long-lasting relationships with our vendors as we invest in and expand our supplier diversity program. Wherever possible, Kforce includes diverse-owned businesses in our vendor and sourcing processes. Our supplier diversity policy lays out the guidelines for identifying, tracking and supporting supplier diversity efforts. In 2023, we maintained more than 30% direct supplier spend with diverse-owned businesses and continued to leverage tools, such as a diversity dashboard, to advance our strategy.
Our goals for 2024 have us pushing for even greater equity and inclusion throughout the Firm, including conducting a study to identify and continue to address barriers to equity. We intend to enhance our talent data platforms to improve accessibility for user experience and further evolve our affinity groups with development opportunities and resources.
17 Kforce 2024 Proxy Statement

Our Board of Directors and Executive Leadership Team guide our Corporate Governance activities. They set strategy and expectations with the highest standards, extending the culture and commitment throughout the Firm. Our Board is responsible for the oversight of our ESG program. The overall governance structure of our ESG program is comprised of members of our Executive Leadership Team that were assigned to (i) environmental, (ii) social, (iii) governance and (iv) reporting and communications aspects.
Our COO serves as the executive sponsor of all ESG activities and is accountable directly to our Board. Specific aspects of ESG oversight are delegated to Board Committees. In 2023, we updated all the Board Committee charters and Corporate Governance Guidelines to include ESG oversight responsibilities. The Board receives quarterly updates on ESG progress, periodic educational sessions with subject matter experts, as appropriate, and provides oversight of risks that could impact the Firm, including ESG-related risks.
During our more than 60 years in business, we established a foundation of trust, ethics and integrity - with each other, with our clients and with our communities. Our Commitment to Integrity - Kforce’s code of conduct - sets the highest ethical standards for how we do business. This commitment guides our actions and ensures we operate in compliance with applicable laws, rules and regulations. It is grounded in our core values and the principles of respect, honesty, transparency, well-being, fair dealing, compliance, speaking up without fear of retaliation and more. Everyone who works with us, from our directors and executives to our associates, consultants, suppliers and business partners, is trained on and expected to abide by our Code of Conduct.
Our directors, officers and employees are encouraged to report suspected violations of the Commitment to Integrity to our whistleblower hotline and can do so anonymously. In keeping with our stance on protecting anonymity of our whistleblowers, we clarified our reporting avenues within our Commitment to Integrity and Open Door Policy in 2023. Reports are reviewed by our internal audit team, which may engage legal, human resources and/or outside partners, as applicable. All investigations are reported to the Board of Directors. Additionally, the Audit Committee meets with the Firm’s General Counsel quarterly, without any other members of management present, to bring forward questions or concerns. Kforce does not tolerate retaliation in any form against an individual who makes a good faith report of a potential or actual violation of our Commitment to Integrity.
In 2023, we continued to invest in our cybersecurity program, and engaged a third-party to review our program maturity, effectiveness and resilience and to validate our roadmap of future initiatives. Our cybersecurity program is an area where we have continued to increase our investments. Please refer to the Board’s Role in Risk Oversight section of this report for additional details on the Board’s oversight of cybersecurity.
Our cybersecurity structure and processes include:

Defense in depth network security	Third-party risk management program	A threat and vulnerability management program	Monitoring, evaluating and addressing evolving threats
Regular engagement with the Audit Committee	A dedicated cybersecurity operations center	Encrypted regular backup of system	Ongoing security simulations
Annual cybersecurity awareness training	Around-the-clock email, network and system monitoring	Regular assessments and audits	Third-party monitoring of our security program
We strive to serve as responsible stewards of the environment. Through Office Occasional® – our remote-first work model – we reduced our greenhouse gas (GHG) emissions as a result of significantly less office space, business travel, in-office electricity usage and employee commutes. We lease all of our offices and took a strategic approach to the design and selection of our real estate. In 2023, we modified the criteria for real-estate decisions to include locations that carry clean energy designations, such as LEED certifications, and locations that are purchasing renewable energy, resulting in renewable energy certifications (RECs). Our longer-term vision for Office Occasional® includes continuing to explore and invest in renewable energy opportunities.
We recognize the importance of minimizing our impact on the environment and have continued to measure our efforts. Measuring our efforts provides us with the ability to understand where we have the most impact and help us create a strategy to yield significant results. Kforce drives sustained shareholder returns while continuing to reduce emissions and our impact on the environment. In 2023, we continued our partnership with a third-party to calculate our GHG emissions for Scope 1, 2 and 3 for 2023.

18 Kforce 2024 Proxy Statement

As indicated in the following graphic, we have successfully reduced Scope 1, 2 and 3 GHG emissions by more than 55% from 2019 to 2023.
Our environmental disclosures have been informed by the Financial Stability Board’s Task Force on Climate-Related Financial Disclosures (TCFD) framework.
In 2024, our commitments focus on crucial aspects such as GHG emissions reduction, the adoption of renewable energy sources and any necessary preparations to be ready for new regulations. Our ongoing efforts will continue to focus on reductions in Scope 2 GHG emissions as a result of our real-estate strategy. For more information regarding our GHG emissions, please refer to our 2023 Sustainability Report.
Plan of Action
We are very proud of the progress we made in 2023, but we recognize that our work related to ESG is never really done. We believe we met the objectives that we outlined for 2023 in our previous Proxy Statement. We are eager to make additional improvements in the lives our people, our Firm governance, our community and the environment. Change requires intent and dedication.

19 Kforce 2024 Proxy Statement

The following outlines our 2024 ESG objectives:

ESG OVERSIGHT

Formalize board appointment of an existing internal committee led by key members of our executive management team guided by a charter

CYBERSECURITY

Continue to invest in cybersecurity and data privacy efforts to maintain our strong standing and posture, whether through more team members, increased budget or risk mitigation, and increased cybersecurity culture awareness

ANNUAL POLICY REVIEW

Conduct our annual policy review to ensure our governing documents remain relevant and in line with all applicable laws and best practices

Evaluate employment policies against the ILO labor standards and protocols for potential updates

DATA

Enhance our consultant and internal talent data platforms to provide further transparency and improve accessibility for user experience

Elevate our experience management program to capture employee sentiment throughout their entire tenure with our firm: from new hire surveys to exit feedback and our annual engagement surveys in between

EQUITY

Conduct a comprehensive equity analysis to further identify and address remaining barriers

Launch leadership learning circles as part of our new leadership development program, LEAP. These sessions focus on how associates can be allies for a typically under-represented population.

INCLUSION

Evolve our affinity groups by providing inclusivity development opportunities to group leaders, resources for group needs, and building spaces for cross-collaboration and intersectionality

Weave elements of inclusion into the fabric of all programming while continuing to evolve our learning journey, including inclusive leadership training

EMISSIONS REDUCTION

Reduce our GHG emissions through continued evaluation of our real-estate footprint

RENEWABLE ENERGY

Continue to pursue opportunities to put our capital to work in the renewable energy space in exchange for tax credits under the IRA

REGULATION READINESS

Ensure readiness for the SEC Climate Rule and preparedness for California Climate Bills

20 Kforce 2024 Proxy Statement

RELATED PARTY TRANSACTIONS, COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Audit Committee is responsible for reviewing and approving all related party transactions that Kforce is required to disclose in accordance with Item 404 of Regulation S-K. While the Board has not adopted a written policy, the Board believes that the Audit Committee’s practices and processes around the review, approval and ratification of transactions with related persons provides adequate evaluations of all potential related party transactions, including considerations on whether the transaction is on terms that are in the best interests of Kforce and our shareholders. There are no related party transactions that require disclosure for the year ended December 31, 2023.
The Firm’s Compensation Committee consists of Randall A. Mehl (Chair), Mark F. Furlong and Elaine D. Rosen. None of the members of the Compensation Committee is currently, or was formerly, an officer or an employee of Kforce or its subsidiaries, or had any relationship with Kforce, requiring disclosure under Item 404 of Regulation S-K. During 2023, none of the Firm’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.
21 Kforce 2024 Proxy Statement

DIRECTOR COMPENSATION
The following table shows the annual compensation components for the year ended December 31, 2023, and the aggregate outstanding stock awards as of December 31, 2023, for our directors who served on the Board during 2023, except Mr. Liberatore:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)(4)	Total ($)	Unvested Restricted Stock (5)	Deferred Restricted Stock Units (5)
Derrick D. Brooks	$94,250	$140,019	$5,346	$239,615	2,538	4,392
Catherine H. Cloudman	$94,250	$140,019	$8,692	$242,961	2,538	6,745
David L. Dunkel	$53,000	$879,994	$566,527	$1,499,521	19,518	1,784
Ann E. Dunwoody	$109,250	$140,019	$6,202	$255,471	2,538	4,392
Mark F. Furlong	$124,250	$140,019	$3,350	$267,619	2,538	—
Randall A. Mehl	$124,250	$140,019	$24,256	$288,525	2,538	17,750
Elaine D. Rosen	$134,250	$140,019	$40,317	$314,586	2,538	28,980
N. John Simmons	$94,250	$140,019	$3,350	$237,619	2,538	—
(1)Fees earned or paid in cash consisted of: (a) annual retainer for each director of $45,000; (b) annual retainers for each committee chairperson of $15,000 and $40,000 for the Lead Independent Director; (c) quarterly fees for each quarter of board service of $5,000; and (d) quarterly fees for each quarter of committee service of $3,750. With Mr. Dunkel’s transition to sole Chairman on August 1, 2023, Mr. Dunkel received pro-rated fees related to his service on the Board of $53,000.
(2)The amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718. The amounts for all directors, except Mr. Dunkel, reflect a grant of 2,495 shares of restricted stock on May 5, 2023, with a closing stock price on that day of $56.12 and vest on April 26, 2024. Mr. Dunkel was awarded a pro-rated grant in conjunction with his transition to a sole Board Chairman role of 1,764 shares of restricted stock on August 1, 2023 with a closing stock price of $59.53, which vests on April 26, 2024. Mr. Dunkel also received a grant of 12,216 shares of restricted stock on July 31, 2023, with a closing stock price of $63.44, which was immediately vested pursuant to his part-time employment agreement. This grant was related to Mr. Dunkel’s prior service as a part-time employee and was not associated with his service as Chairman beginning August 1, 2023.
(3)The amounts reported in this column for all directors, except Mr. Dunkel, represent the dollar value of dividend equivalents credited on unvested restricted stock and deferred restricted stock units in the form of additional restricted stock.
(4)On July 31, 2023, Mr. Dunkel ended his part-time employment agreement with Kforce and became solely non-executive Chairman of the Board. All Other Compensation for Mr. Dunkel includes the employment compensation provided for in his part-time employment agreement through July 31, 2023, including: $204,166 in salary; $54,250 in bonus; $184,775 for deferred compensation payments and $123,336 in dividend equivalents credited on unvested restricted stock.
(5)The beneficial ownership of common shares as of the Record Date for each of our directors is reported in the “Security Ownership of Certain Beneficial Owners and Management” section of this report.

22 Kforce 2024 Proxy Statement

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Our consolidated financial statements for the year ended December 31, 2023, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2024, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services that may be necessary. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make any other statements deemed appropriate.
Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS - FEE INFORMATION

Fee Type	2023	2022
Audit Fees (1)	$956,237	$939,534
Tax Fees (2)	$4,620	$2,445
All Other Fees (3)	$1,895	$1,895
(1)Relates to the annual audit of our financial statements and internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory and regulatory filings.
(2)Relates to tax advice, tax planning and tax consultation services.
(3)Relates to annual subscription to a Deloitte & Touche LLP research database.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management periodically reports to the Audit Committee the pre-approved services provided by the independent auditors as well as the fees for the services performed.
During the year ended December 31, 2023, 100% of services were pre-approved by the Audit Committee in accordance with this policy.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

23 Kforce 2024 Proxy Statement

AUDIT COMMITTEE REPORT
Kforce Inc.’s Audit Committee is composed of three directors, all of whom the Board has determined to be independent within the meaning of the NASDAQ and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.
Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.’s financial position, results of operations and cash flows, in conformity with GAAP and an opinion on the effectiveness of Kforce Inc.’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.
In this context, the Audit Committee reports as follows:
1.The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;
2.The Audit Committee has discussed with the independent auditors the matters required to be discussed by PCAOB Standard No. 1301 (Communications with Audit Committees) and the SEC;
3.The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and
4.Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2024, and to provide review services for each of the quarters in the year ending December 31, 2024.
Submitted by the Audit Committee,
Mark F. Furlong (Chair)
Catherine H. Cloudman
N. John Simmons
The above report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.
24 Kforce 2024 Proxy Statement

EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
The ages and biographies for each of our executive officers is set forth below.

Joseph J. Liberatore	Age:	61
Chief Executive Officer, President and Director
Mr. Liberatore assumed the role of Chief Executive Officer on January 1, 2022. He previously served as Kforce’s President from January 2013 to December 2021, Corporate Secretary from February 2007 to February 2013, Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since he joined the Firm in 1988.

David M. Kelly	Age:	58
Chief Operating Officer
Mr. Kelly has served as Kforce’s Chief Operating Officer since September 2023 and Corporate Secretary since February 2013. Mr. Kelly joined Kforce in 2000 and, prior to being appointed as Chief Operating Officer, served as Chief Financial Officer from January 2013 until September 2023, Senior Vice President of Finance and Accounting from February 2009 to December 2012, Corporate Assistant Secretary from October 2010 to February 2013, Vice President of Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Before joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president and controller.

Jeffrey B. Hackman	Age:	45
Chief Financial Officer
Mr. Hackman has served as Kforce’s Chief Financial Officer and Principal Financial Officer since September 2023 and Corporate Assistant Secretary since February 2024. Before his appointment to Chief Financial Officer, he served as Senior Vice President of Finance and Accounting and Principal Accounting Officer since October 2015. Mr. Hackman is responsible for overseeing Kforce's investor relations, legal, internal audit, financial planning and analysis, accounting, SEC reporting, tax, treasury, procurement and real estate functions. He previously served as the Firm’s Chief Accounting Officer and Principal Accounting Officer from February 2009 until September 2013 and as Kforce’s SEC Reporting Director from September 2007 to February 2009. Mr. Hackman served as the Global Chief Accounting Officer of Cunningham Lindsey from September 2013 until he rejoined Kforce in March 2015. Prior to September 2007, he was an Audit Senior Manager with Grant Thornton LLP and began his professional career with Arthur Andersen.

Andrew G. Thomas	Age:	57
Chief Experience Officer
Mr. Thomas has served as Kforce’s Chief Experience Officer since September 2023. He is responsible for leading the Firm’s marketing, digital strategy, training and development, human resources, compensation and benefits organizations. He previously served as Chief Marketing Officer from July 2018 until September 2023, Chief Field Services Officer from December 2013 to July 2018, and Executive Director of Kforce’s Finance and Accounting product offering where he oversaw strategy development and operations and other activities, as well as various other roles in Kforce since he joined the Firm in 1997.

25 Kforce 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report
The Compensation Committee of Kforce (the Committee) has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into Kforce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023.
Submitted by the Compensation Committee on March 8, 2024
Randall A. Mehl (Chair) ¦ Mark F. Furlong ¦ Elaine D. Rosen

The above report shall not be deemed soliciting material or filed with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.
EXECUTIVE SUMMARY
The CD&A primarily focuses on the compensation of our Named Executive Officers (NEOs) for the year ended December 31, 2023. Kforce’s “Active NEOs” for the year ended December 31, 2023 were:
•Joseph J. Liberatore, Chief Executive Officer
•David M. Kelly, Chief Operating Officer
•Jeffrey B. Hackman, Chief Financial Officer
•Andrew G. Thomas, Chief Experience Officer
Kye L. Mitchell, former Chief Operations Officer, has been included in the CD&A as an “Inactive NEO” because her last day of employment was September 22, 2023.
In describing our financial performance in 2023, we utilize certain non-GAAP measures, as they better represent annual operational outcomes, such as Adjusted Operating Margin and Adjusted diluted Earnings per Share (“EPS”), which is consistent with our past practice. Please refer to Appendix A - Adjusted Financial Performance Measures for a reconciliation to the GAAP figures and more details.
During 2023, Kforce:
•Experienced a year-over-year revenue decline of approximately 10% and adjusted diluted EPS decline of approximately 18%. Our year-over-year performance in our Technology business continued to be at or above the levels of our closest publicly-traded peers.
•Managed the business well in an environment that proved to be more challenging than originally expected. In September 2023, we announced executive organizational realignment changes including, but not limited to, the promotions of Mr. Kelly to Chief Operating Officer and Mr. Hackman to Chief Financial Officer. We made significant progress in formalizing our organizational design and operating principles - referred to as One Kforce - which we believe will improve collaboration and efficiency, deliver exceptional experiences, and foster evolution and diversity. We tightly managed discretionary spend and made prudent adjustments to align our costs to lower revenue levels, which we expect to reduce our annualized costs by at least $14 million.
•Achieved a 5th place ranking among our 2023 Peer Group of 14 companies with a total shareholder return (TSR) over the past three years (January 1, 2021 through December 31, 2023) of 70%.
•Made significant progress towards our strategic initiatives including, but not limited to:
◦Meaningfully advanced our integrated strategy to further integrate our managed teams and project solutions capability within our Technology business.
◦Successfully advanced our multi-year back office transformation effort by selecting Workday as our enterprise cloud application for human capital management and financial reporting, selecting our systems integrator and outlining the overall implementation roadmap.
◦Achieved our 2023 ESG objectives and established our 2024 ESG goals. Please refer to our 2023 Sustainability Report, which was published in February 2024, for more detail on our 2023 accomplishments and 2024 objectives, along with the ESG section of this Proxy Statement.
•Continued to further elevate the maturity of our cybersecurity program, which was assessed by an accredited, independent third-party in 2023 against the NIST Cybersecurity Framework.
•Completed the exit of our joint venture interest in 2023 to further focus on our core business.
•Earned Fortune’s Best Workplaces in Consulting and Professional Services, Fortune’s Best Workplaces for Women, Forbes’ America’s Best Recruiting Firms, and America’s Greatest Workplaces for Women, a national list published by Newsweek, that recognizes companies that break down barriers and inequities for women. In addition, we continue to hold the certification as a Great Place to Work, which distinguishes Kforce as one of the best places to work in the U.S.
26 Kforce 2024 Proxy Statement

As a result of our overall financial, operational and TSR performance, the Committee approved:
•No incentive payouts for Revenue and EPS metrics as actual results for both fell below threshold values in 2023. This was primarily a result of the negative impacts to our business stemming from the uncertainty in the macro environment. As described more fully below, our Revenue and EPS tables were structured to not provide payouts for negative year-over-year revenue and EPS performance.
•Maximum attainment of individual performance objectives (MBOs) for each Active NEO as a result of the factors described above.
•The Active NEOs recommendation to receive MBO payouts in equity with long-term vesting. MBOs have historically been paid in cash, however, the Active NEOs recommended to the Committee, and the Committee approved, the settlement of the MBO component as an LTI grant with a 4-year vesting term. This was done to further align the interests of our Active NEOs with our shareholders and was in recognition of the state of the macro environment.
•Equity LTI payouts based on the 5th place ranking for TSR performance relative to our 2023 Peer Group.
Overall, the Committee believes the compensation levels for 2023 are aligned with the Firm’s performance results.
OUR COMPENSATION PRINCIPLES, COMPONENTS AND PRACTICES

What We Do		What We Don’t Do
☑	Target Annual NEO Compensation at Market Median for Market Median Performance	☒	Define Market Median by Comparison to Companies Outside of our Primary Sector
☑	Align Pay with Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance	☒	Set Targets for Incentive Plans that are Easy to Attain
☑	Ensure Performance-Based Compensation is the Largest Part of Total Compensation	☒	Provide Excessive Perquisites
☑	Adhere to Minimum Levels of Financial Performance that Must be Attained to Achieve Threshold Levels Even in Adverse Economic Environments	☒	Allow Repricing or Cash Buyouts of Previous Equity-Based LTI Grants
☑	Ensure Equity-Based LTI Compensation is a Significant Component of Performance-Based Compensation	☒	Allow Hedging or Pledging of Company Stock or Other Related Activities
☑	Require Minimum Levels of Share Ownership	☒	Create New Excise Tax Gross-ups
☑	Maintain a Significant Clawback Policy	☒	Create New or Materially Amend Executive Employment Agreements with Provisions for Severance Payouts Exceeding 1x Cash Compensation or Change in Control Severance Payouts Exceeding 2x Cash Compensation

27 Kforce 2024 Proxy Statement

Our Executive Compensation Philosophy and Practices
Our executive compensation philosophy is to attract, motivate and retain highly qualified executives who can maximize shareholder value. To carry out this philosophy, we have embraced the following principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management.

Attract and Retain Key Executives
Attracting and retaining key executive talent is critical to the success of a professional staffing and solutions firm in which people represent the true assets. The Committee believes an understanding of competitive market pay levels and compensation best practices is essential to hiring and retaining qualified executives who are able to create and drive business strategies, long-term profitable growth and long-term shareholder value.

Target Annual NEO Compensation at Market Median
The executive compensation plan is designed to target the total pay level for our NEOs at the median of reasonably comparable companies. To accomplish this, the Committee annually reviews compensation data from several independent sources with the assistance of an independent executive compensation consultant. Our competitive market for executive talent is primarily staffing and solutions organizations; however, the Committee also reviews pay data for other professional service and consulting organizations of comparable size and similar business models.

Align Pay with Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance
The Committee believes executive compensation should align with our revenue, profitability and TSR performance and provide superior cash and equity compensation opportunities for superior performance. The same is true for below median performance resulting in compensation that is below the median.

The Committee also believes the design of our compensation programs provides incentives for our NEOs to exceed targeted performance, which results in significant relative shareholder value creation and creates a positive perception of Kforce in the highly competitive market for executive talent.

Ensure Performance-Based Compensation is the Largest Part of Total Compensation
The Committee designs the compensation framework with significant emphasis on performance-based compensation over fixed compensation to motivate our NEOs to drive operational performance without encouraging unreasonable risk. Performance-based compensation comprised 80% of total target direct compensation for our CEO and between 66% and 71% for our other Active NEOs in 2023.

Ensure Equity-Based LTI Compensation is a Significant Component of Performance-Based Compensation
The Committee believes equity-based LTI compensation should be a significant component of performance-based compensation to further align our NEO’s interests with our shareholders in generating long-term shareholder returns. Equity LTIs ranged from 53% to 70% of target total performance-based compensation for our Active NEOs in 2023. We believe the opportunity to earn the designated equity LTI performance objectives motivates the achievement of higher relative TSR and drives continued improved shareholder value; it also serves to retain our executives for the long-term, given that our LTI awards have time-based vesting provisions of generally four years.

Require Minimum Levels of Share Ownership
The Committee believes our executives should have a personal financial stake in Kforce’s ongoing future success, primarily driven by a desire to match their interests with those of our shareholders.
To further align the interests of our executives (and members of our Board of Directors) and long-term shareholders, our Board has adopted formal ownership guidelines. Please refer to the “Minimum Required Share Ownership Guidelines” in this section.

Set Challenging Performance Objectives
We work to set difficult but attainable financial growth performance objectives for our NEOs in the context of the annual incentive plan as evidenced by the fact that threshold and target goals and objectives have not been met in every plan year. The performance objectives are structured to incentivize our NEOs to outpace market growth expectations thereby gaining market share, and improving profitability levels.
In addition, threshold levels of performance for our financial measures (most namely the revenue component) require growth even in adverse economic environments where revenues may reasonably be expected to decline. This further strengthens the structure and pay for performance orientation of our NEO compensation plans.

28 Kforce 2024 Proxy Statement

The Firm’s compensation program has the following features for alignment with best practices:

Minimum Required Share Ownership Guidelines	Our Corporate Governance Guidelines include a stock ownership policy for our directors and executives. The minimum level of holdings for each position is as follows:
		Target Holding Level (Lesser Of)
	Position	Annual Board Fees / Salary	OR	Shares
	Director	3x		5,000
	Chief Executive Officer	5x		200,000
	Chief Operating Officer	2x		50,000
	Chief Financial Officer	2x		30,000
	Other members of Kforce’s Executive Leadership Team	0.5x		10,000

In accordance with this policy, directors have three years from the effective date of joining the Board, and executives have two years from the effective date of a promotion or salary increase, to attain the target ownership level. As of the date of this Proxy Statement, all directors, NEOs and other members of our executive leadership team were in compliance with the policy.

Clawback Policy
In 2023, the Board adopted a new Clawback Policy in accordance with the new SEC and NASDAQ rules. Our Clawback Policy applies to all incentive-based compensation awarded to current and former executive officers. Accordingly, in the event of a restatement of our financial statements because of material noncompliance with financial reporting requirements under federal securities laws, the Board will, if determined appropriate, recover from current and former executives any erroneously awarded incentive-based compensation paid for any applicable performance periods.

Equity Plan Features
The Committee believes Kforce’s equity plans are structured to avoid problematic pay practices and features that could be detrimental to shareholder interests.
None of our Stock Incentive Plans (as approved by shareholders since 2013) permit repricing or cash buyouts of underwater options or stock appreciation rights without shareholder approval. Our Stock Incentive Plans since 2017 require a minimum vesting period of one year on all award types. In addition, our Stock Incentive Plans since 2019 require a minimum holding period of one year after exercise of any options and stock appreciation rights for all NEOs; we will also apply this policy to any awards granted outside of this plan.

Insider Trading
Our Insider Trading Policy governs the trading in our securities undertaken by the Firm’s, or its subsidiaries: (i) directors, officers, employees, consultants and contractors; (ii) any member of the immediate family or household of any such person, including family members who do not reside in the household but whose investment decisions are directed by, or otherwise conferred with, such person when making investment decisions with respect to Firm securities; and (iii) any entities controlled by such person.
Our Insider Trading Policy, available on our website, reflects the SEC’s final rules pertaining to 10b5-1 trading plans and related disclosures. The policy restrictions include, but are not limited to:

	s	No trading while in the possession of material, nonpublic information
	s	No trading during the Firm’s designated black-out periods
	s	Mandatory cooling-off periods that conform with the SEC’s final 10b5-1 rules
	s	No trading without pre-approval from the Insider Trading Compliance Committee

No Hedging or Pledging (including Margin Accounts)	Our Insider Trading Policy expressly prohibits engaging in any hedging transaction related to the Firm’s securities (including, without limitation, prepaid variable forwards, equity swaps, collars and exchange funds) or otherwise trading in any interest or position relating to the future price of the Firm’s securities, such as a put, call or short sale. This policy similarly prohibits any Firm Insider from holding any of the Firm’s securities in a margin account or otherwise pledging any of the Firm’s securities as collateral unless approved in advance by the Insider Trading Compliance Committee or, in the case of Section 16 insiders, the Compensation Committee of the Board of Directors. There were no executive officers or directors that held the Firm’s securities in a margin account or otherwise pledged the Firm’s securities as collateral.

Elimination of Excise Tax Gross-Up
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives, that contain excise tax gross-up provisions in the event of a change-in-control event going forward. Since the Committee’s resolution, all new or amended executive employment agreements have excluded excise tax gross-up provisions. As a result, the only remaining employment agreement which continues to include excise tax gross-up provisions is for Mr. Liberatore, which was last amended in 2008.

29 Kforce 2024 Proxy Statement

Roles and Responsibilities
Role of the Compensation Committee
The Committee, which consists entirely of independent directors, is responsible for development of the compensation principles that guide the design of the Firm’s executive compensation program, inclusive of benefit policies and practices. The Committee has concluded that the compensation policies and practices of the Firm do not create risks that are reasonably likely to have a material adverse effect on Kforce.
The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input and discusses compensation with the CEO and CFO, the ultimate determination regarding the annual compensation of the CEO, and the other NEOs, is in the Committee’s sole and absolute discretion.
The Committee is committed to:
•ensuring Kforce’s executive compensation program remains aligned with best practices and is in the best interests of our shareholders;
•establishing and maintaining a pay-for-performance executive compensation program consistent with our shareholders’ interests while providing appropriate incentives to our executives;
•as appropriate, engaging along with Kforce executive management team, in dialogue with the Firm’s shareholders to understand their views and feedback; and
•staying informed of current and emerging trends and best practices, including ongoing engagement with the Committee’s independent compensation consultant.
Role of the Independent Compensation Consultant
Overall, our independent compensation consultant assists with various items, including: evaluating and providing guidance with respect to compliance with the approved compensation framework and its alignment with our performance; effectiveness of the compensation framework; benchmarking studies and analysis; and competitiveness of our executive compensation (including salary, annual incentives and long-term incentives) as compared to the market.
The Committee has retained Pay Governance LLC, a national independent consulting firm (Pay Governance), to serve as the Committee’s independent compensation consultant. The Committee assessed Pay Governance’s independence based on various factors and determined Pay Governance’s engagement, and the anticipated services to be provided to the Committee, did not raise any conflicts of interest. Except for the services provided to the Committee, Pay Governance did not provide any other services to the Firm.
Peer Group and Benchmarking
The Committee uses a peer group of companies as a source for executive compensation benchmarking data and comparisons to Kforce’s executive compensation levels; insight into external compensation practices; and assistance with determining specific financial objectives for our performance-based compensation. Additionally, our peer group is used to determine annual equity LTI compensation levels based on our 3-year relative TSR performance.
The Committee focuses on selecting peers that are publicly-traded professional staffing, technology solutions providers and human capital centric companies, including certain companies we consider to be our competitors. The Committee also selects peers that are similar in terms of size (as measured by revenue and market capitalization) that are in adjacent staffing markets, but may not be considered a direct business competitor. The Committee matches the median size of the peer group to Kforce by balancing a selection of both larger and smaller companies. The primary criteria for selection include customers, revenue footprint, geographical and domestic presence, talent, complexity of operating model and direct competitors.
Our 2023 Peer Group consisted of the following companies:

ASGN Incorporated	Huron Consulting Group Inc.	Perficient Inc.
Barrett Business Services Inc.	ICF International, Inc.	Resources Connection, Inc.
CBIZ, Inc.	Kelly Services, Inc.	Robert Half International Inc.
The Hackett Group, Inc.	Korn Ferry	TrueBlue, Inc.
Heidrick & Struggles International Inc.	ManpowerGroup, Inc.
For purposes of executive compensation for 2024, the Committee, with the advice of Pay Governance, recommended no change to our existing peer group.
30 Kforce 2024 Proxy Statement

The following table shows the financial statistics for the 2023 Peer Group and includes our percentile rank among the 2023 Peer Group:

(in thousands)	Revenue	Market Capitalization
25th Percentile	$1,069	$637
Median	$1,711	$1,437
75th Percentile	$3,716	$2,524

Kforce Inc.	$1,711	$1,124
Percentile Rank	50	43
Consideration of Shareholder Feedback
We believe shareholder feedback helps to strengthen our corporate governance practices and executive compensation framework. The feedback from both our annual shareholder outreach program, and the results of our advisory votes on executive compensation, enhances our understanding of our shareholders’ concerns and areas of focus. We remain committed to open and transparent communication and engagement with our shareholders and taking their feedback into consideration. Our shareholders are invited to communicate with our directors either individually or as a group by writing to the attention of our Corporate Secretary at Kforce Inc., 1150 Assembly Drive, Suite 500, Tampa, Florida 33607. Such communications will be delivered directly to our Board.
As an ongoing annual practice, we reach out to our top 25 institutional shareholders, which represent more than 70% of our shares outstanding, to solicit feedback on various topics, including corporate governance practices, Board composition and refreshment, and executive compensation, among others. As part of this outreach, we offer conversations with management and with the Compensation Committee Chair and/or other members of the Committee or Board. We have evolved our corporate governance and compensation programs in recent years based on the feedback received during these outreach efforts and through other ongoing communications. As a result of our annual outreach efforts, we engaged with several of our top 25 shareholders in 2023, which allowed us to gain valuable feedback on prior pay practices and governance aspects.
Over the past several years, our say on pay proposal has received substantial support from our shareholders. The following shows the percentage of votes (excluding brokers non-votes) cast for the advisory vote to approve executive compensation:

NAMED EXECUTIVE OFFICER COMPENSATION
Financial and Operational Summary
There has been heightened uncertainty in the macro environment, and concerns that the U.S. economy may fall into a recession, since the Federal Reserve began aggressively raising interest rates in March 2022 to address persistently high inflation. The U.S. Treasury’s yield curve has also recently been significantly inverted, which, for more than 50 years, has been an indicator of a likely recession. There are also significant geopolitical concerns including, but not limited to, the Ukraine-Russia War, ongoing supply chain issues, U.S. political uncertainties and the Israel-Hamas War.
We began to experience the impacts of the uncertainty in the economy in the second half of 2022. We believe we executed well in 2023 in an environment that proved to be more challenging than originally expected. Our results, driven by solid execution and a focused business model, also allowed us to continue allocating significant capital towards our strategic priorities (as discussed earlier in this Proxy Statement) and in our people and tools. As a result, we believe we enter 2024 well positioned to take additional market share and create significant long-term returns for our shareholders.
31 Kforce 2024 Proxy Statement

The following presents our Revenue and Adjusted Diluted EPS performance over the last three fiscal years.

Revenue ($ in Billions)
$2.0
$1.0
$0.0
$1.58
$1.71
$1.53
2021
2022
2023

Adjusted Diluted EPS*
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$3.54
$4.25
$3.49
2021
2022
2023

*Represents non-GAAP Adjusted Diluted EPS for 2022 and 2023. The calculation of Adjusted Diluted EPS for 2023, and the reconciliation to the applicable GAAP figures, are set forth in Appendix A to this Proxy Statement.
Revenue for the year ended December 31, 2023 decreased 10.5% year-over-year to $1.53 billion, and Adjusted Diluted EPS declined 17.9% year-over-year to $3.49. As a result, our financial performance in 2023 did not meet the required threshold of revenue and adjusted diluted EPS, for purposes of incentive payouts for all Active NEOs. Our historical practice for purposes of compensation payouts is, to adjust or exclude non-recurring, or unusual and infrequently occurring items (both gains and losses), such as gains on the sale of non-core businesses and assets held for sale as well as impairment and restructuring charges. GAAP EPS was adjusted upwards by $8.4 million related to organizational realignments, actions taken to reduce our structural costs, legal settlements and the related tax effects. While the Firm continues to operate efficiently, it became clear to us that we needed to adjust our structural costs to align with lower revenue levels that we are experiencing and without compromising investments in our strategic initiatives. We anticipate that these difficult actions, which were executed in July 2023, will reduce annual operating costs from current run rates by approximately $14 million.
We generated a return on invested capital of approximately 40% in 2023 and continued our historical practice of returning significant cash to our shareholders. We returned approximately $95 million of capital to our shareholders in the form of open market repurchases totaling $67 million, or 1.1 million shares (over 5% of shares outstanding), and quarterly dividends totaling nearly $28 million during the year ended December 31, 2023.
Since 2007, we have returned $928 million in capital to our shareholders, which represents approximately 75% of the cash our business has generated during such period. We believe our financial performance allows us to be well-positioned to continue investing in our strategic priorities even in an uncertain macro environment, which we believe will benefit our shareholders in the long term and are important drivers to our attainment of double-digit operating margins.
Our three-year TSR performance (the metric upon which equity LTI payouts are based) resulted in a 5th place finish among our 2023 Peer Group. The following graph presents our three-year TSR performance amongst our 2023 Peer Group.
32 Kforce 2024 Proxy Statement

2023 NEO Compensation Components, Results and Determinations
The following section discusses the compensation components and results for our Active NEOs during 2023. The compensation framework was comprised of base salary and performance-based components, including:
•Annual incentive compensation, which was based on certain financial metrics (revenue and adjusted diluted EPS) and, to a lesser extent, individual NEO MBOs; and
•Equity LTI compensation, which was based on Kforce’s TSR performance over a three-year measurement period relative to our 2023 Peer Group.
The Committee emphasizes the use of variable performance-based compensation over fixed compensation to effectively motivate our NEOs to drive operational performance. The following charts show fixed compensation (equal to salary) and the performance-based compensation components, each as a percentage of total direct compensation (TDC) for the CEO and for the other Active NEOs in the aggregate for 2023. We define TDC as the amount of total compensation derived from salary, annual incentives and equity LTI.

2023 COMPENSATION AT TARGET
The charts below summarize the actual outcomes for 2023, which represent:
•No attainment of the revenue and adjusted diluted EPS components for 2023 and maximum attainment of individual MBOs.
•Grant of LTIs based on achieving 5th place for three-year TSR performance relative to our 2023 Peer Group.

2023 ACTUAL COMPENSATION PAYOUTS

We discuss each compensation component separately below in more detail.
33 Kforce 2024 Proxy Statement

Salary
The Committee’s desire is to target salaries at the market median. The following table shows each NEO’s salary for 2023 and 2022:

Name	2023 Salary	2022 Salary	Percentage Increase (1)
Joseph J. Liberatore	$875,000	$850,000	3%
David M. Kelly	$540,000	$540,000	—%
Jeffrey B. Hackman	$400,000	$400,000	—%
Andrew G. Thomas	$400,000	$400,000	—%
Kye L. Mitchell (2)	$393,750	$540,000	N/A
(1) As disclosed in our 2023 Proxy Statement, the Committee approved a 3% salary increase for Mr. Liberatore in order to align with the market median.
(2) The base salary for Ms. Mitchell was through her last day of employment with Kforce, September 22, 2023.
Annual Incentive Compensation
Annual incentive compensation for 2023 was targeted at the median of our 2023 Peer Group. Actual payout levels of the annual incentive awards may be above or below target based on actual performance. In addition, our annual incentive awards require minimum performance thresholds for any payout to occur for specific performance measures and objectives. We believe the annual incentive effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. The Committee believes the achievement of year-over-year revenue growth (benchmarked against the market) and adjusted diluted EPS goals, when combined with other individual objectives, will result in sustainable long-term shareholder value creation.
The annual incentive compensation for our NEOs consisted of the following performance-based components:
1.A financial metric incentive (the Financial Performance Incentive). The 2023 Financial Performance Incentive represented 80% of the total target incentive award and was based on pre-determined levels of revenue growth and EPS performance. Revenue and EPS incentives continue to be the metrics we believe best demonstrate our annual progression towards generating long-term shareholder value and align to our profitability objectives of achieving double digit operating margins and returning significant capital to our shareholders.
2.An objectives-based incentive (the MBO Incentive) for individual accomplishments and management business objectives. The MBO Incentive represented 20% of the total target incentive award.
Each of the above components is calculated as follows: (Salary) x (Target Annual Incentive Percentage) x (Target Annual Incentive Allocation Percentage) x (Payout Percentage of Target).
The Target Annual Incentive Percentage and Allocation across each component is shown below.

		2023 Annual Incentive		2023 Target Annual Incentive Allocation
Name	2023 Salary	%	$	Revenue (40%)	EPS (40%)	MBO (20%)
Joseph J. Liberatore	$875,000	125%	$1,093,750	$437,500	$437,500	$218,750
David M. Kelly	$540,000	90%	$486,000	$194,400	$194,400	$97,200
Jeffrey B. Hackman	$400,000	90%	$360,000	$144,000	$144,000	$72,000
Andrew G. Thomas	$400,000	90%	$360,000	$144,000	$144,000	$72,000
Kye L. Mitchell	$540,000	90%	$486,000	$194,400	$194,400	$97,200
The following table provides the potential Financial Performance Incentive payout ranges as determined by the Committee, based on Revenue and adjusted diluted EPS. The Committee determines the objectives for Revenue and adjusted diluted EPS based on a combination of average market growth rates in the staffing industry and average expectations among our peer group.

34 Kforce 2024 Proxy Statement

Revenue and Adjusted Diluted EPS amounts and the related year-over-year changes at Threshold, Target and Maximum performance levels are provided below. The levels between Threshold, Target and Maximum are interpolated.

	Revenue (in millions)	Revenue Year-over-Year Growth (1)	Payout % of Target	Adjusted Diluted EPS	Year-over-Year Change	Payout % of Target
Threshold	$1,704	0%	25%	$4.25	0%	25%
Target	$1,743	2%	100%	$4.46	5%	100%
Maximum	$1,782	5%	200%	$4.71	11%	200%
(1) Consistent with historical practice, we have taken a market-based approach to establishing financial targets. Maximum growth levels are two times target growth and threshold represent flat year-over-year growth from prior year actual.
Despite the uncertainty in the macro environment that existed when the above performance levels were established, and the expectation that we could experience a year-over-year revenue decline in 2023 (and consequently a potential decline in EPS), threshold levels were established at 0% based on our historical philosophy of only compensating our NEOs for revenue growth irrespective of adverse economic climates. For 2023, we achieved revenue of $1.53 billion and adjusted diluted EPS of $3.49, which did not meet the threshold level within 2023 financial metrics, resulting in no payout for revenue and adjusted diluted EPS.
For purposes of the MBO Incentive, the Committee considers each individual’s accomplishments based on pre-established management business objectives and overall operational performance. As with the Financial Performance Incentive goals, the Committee strives to establish individual goals at levels intended to effectively motivate superior operational performance and advance the strategies of the Firm without encouraging unreasonable risk.
The NEOs 2023 MBO Incentive was focused on our strategic objectives to (a) advance our multi-year back-office transformation program, (b) further integrate a unified account and delivery approach across a spectrum of services from traditional staff augmentation to managed projects, and (c) accomplish the commitments established for 2023 related to our ESG program. The MBO Incentive also included various individual objectives in addition to our strategic objectives.
In 2023, our NEOs made tremendous progress on these strategic initiatives while continuing to deliver solid relative financial performance and achieving 5th place TSR Performance among our 2023 Peer Group.
The Committee determined the MBO Incentive should be paid at Maximum, or 200%, for its Active NEOs.
The annual incentives earned in 2023 for each NEO is shown in the table below:

		2023 Attainment as a % of Target			2023 Incentive Payouts
Name	Target Annual Incentive	Revenue (40%)	EPS (40%)	MBO (20%)	Revenue	EPS	MBO	Total
Joseph J. Liberatore	$1,093,750	—%	—%	200%	$—	$—	$437,500	$437,500
David M. Kelly	$486,000	—%	—%	200%	$—	$—	$194,400	$194,400
Jeffrey B. Hackman	$360,000	—%	—%	200%	$—	$—	$144,000	$144,000
Andrew G. Thomas	$360,000	—%	—%	200%	$—	$—	$144,000	$144,000
Kye L. Mitchell (1)	$486,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
(1) No annual incentive bonus for Ms. Mitchell was earned for 2023 prior to her last day of employment with Kforce on September 22, 2023.
An important decision made by the Committee in order to further align compensation paid with our shareholders’ interests, and in recognition of the uncertainty in the macro environment, was to settle the MBO attainment (from the table above) in a grant of restricted stock with a four-year vesting period. Annual incentive compensation has historically been settled in cash.
Equity Long-Term Incentive
Equity LTI awards are 100% performance based, and our LTI performance objectives are set to align executive and shareholder interests. Actual payout levels for the equity LTI may be above or below target based on actual performance and require minimum performance thresholds for any payout to occur. Equity LTI awards for performance relative to our 2023 Peer Group are awarded by the Committee in the form of a restricted stock grant that has a four-year time-based vesting period.
35 Kforce 2024 Proxy Statement

The equity LTI compensation was based on relative TSR performance over a three-year measurement period relative to our 2023 Peer Group. The following table shows the dollar value of the equity LTI grant for each of the NEOs at threshold, target and max based on our relative TSR rank versus our 2023 Peer Group of 14 other companies for 2023:

Peer Group Relative TSR Rank:	13	8	1
Name	Threshold	Target	Max
Joseph J. Liberatore	$1,250,000	$2,500,000	$3,750,000
David M. Kelly	$675,000	$850,000	$1,500,000
Jeffrey B. Hackman	$320,000	$400,000	$625,000
Andrew G. Thomas	$355,000	$450,000	$750,000
Kye L. Mitchell	$625,000	$775,000	$1,450,000
The table below illustrates the key performance results and resulting grant information for the 2023 LTI awards.

Measurement Period	TSR Performance	Peer Group Relative TSR Rank	Grant Date of Restricted Stock Award	Grant Date Closing Stock Price
2021-2023	70%	5	12/31/2023	$67.56
The table below illustrates the equity LTI awards, including the number of shares and the grant date fair value. Having made equity grants based upon attainment of performance criteria, the Committee believes the restricted stock awards’ additional time-based vesting requirements further align compensation with our long-term performance and our shareholders’ interests, and also act as a significant retention vehicle for these executives.

Name	Type of Award	# of Shares	Grant Date Fair Value
Joseph J. Liberatore	Annual LTI	44,923	$3,034,998
David M. Kelly	Annual LTI	16,726	$1,130,009
Jeffrey B. Hackman	Annual LTI	6,698	$452,517
Andrew G. Thomas	Annual LTI	7,697	$520,009
Kye L. Mitchell (1)	Annual LTI	—	$—
(1) Ms. Mitchell did not receive an award for 2023 prior to her last day of employment, on September 22, 2023.
2024 NEO Compensation Changes
As part of the Committee’s annual benchmarking of compensation against the market median, which is conducted in collaboration with its independent compensation consultant, the following changes were made for 2024 to align to the market median:
•No change in base salary or target annual incentive compensation other than an increase in Mr. Kelly’s target annual incentive to 100% of salary.
•The structure of the 2024 LTI portion of compensation for the NEOs was adjusted given the desire to further align with our shareholders’ interests and minimize cash compensation increases in an uncertain environment. Target long-term incentives increased for Messrs. Liberatore, Kelly, Hackman and Thomas by $0.5 million, $0.47 million, $0.5 million and $0.25 million, respectively. These adjustments contemplated the new roles for Messrs. Kelly, Hackman and Thomas stemming from the September 2023 executive realignment.
36 Kforce 2024 Proxy Statement

Other Compensation Practices, Policies and Information
The following benefit plans and other items discussed below are available to our NEOs. The Committee considers the benefits expected to be received under the plans described below when determining overall compensation for our executives.

Kforce Nonqualified Deferred Compensation Plan	Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer all or part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees, and the increase or decrease in value is based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of certain participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually, as approved by the Board.

Employment, Severance and Change in Control Agreements
Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined it is in Kforce’s and its shareholders’ best interests to recognize the contributions of and retain the NEOs. The specific amounts the NEOs would receive under the employment agreements are described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine if they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives, that contain excise tax gross-up provisions going forward. As of December 31, 2023, only Mr. Liberatore has excise tax gross-up provisions in his existing employment agreement (which has not been amended since 2008).
In 2017, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives, that contain provisions for severance payments that exceed 1x cash compensation or change in control severance payments that exceed 2x cash compensation.

Perquisites and Other Personal Benefits	Kforce does not provide perquisites or other personal benefits to its NEOs.

37 Kforce 2024 Proxy Statement

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE (SCT)
For Fiscal Years Ended December 31, 2023, 2022 and 2021

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)(4)	All Other Compensation (5)	Total
Joseph J. Liberatore	2023	$875,000	$—	$3,034,998	$437,500	$224,328	$4,571,826
Chief Executive Officer	2022	$850,000	$—	$2,800,004	$1,722,355	$192,554	$5,564,913
	2021	$660,000	$118,800	$4,649,950	$1,188,000	$155,719	$6,772,469
David M. Kelly	2023	$540,000	$—	$1,130,009	$194,400	$85,339	$1,949,748
Chief Operating Officer	2022	$540,000	$—	$899,980	$851,472	$93,497	$2,384,949
	2021	$480,000	$86,400	$1,435,047	$864,000	$95,078	$2,960,525
Jeffrey B. Hackman	2023	$400,000	$—	$452,517	$144,000	$43,654	$1,040,171
Chief Financial Officer	2022	$400,000	$—	$462,491	$655,200	$45,077	$1,562,768
Andrew G. Thomas	2023	$400,000	$—	$520,009	$144,000	$44,810	$1,108,819
Chief Experience Officer	2022	$400,000	$—	$540,021	$663,120	$46,686	$1,649,827
	2021	$350,000	$63,000	$787,478	$630,000	$46,661	$1,877,139
Kye L. Mitchell (6)	2023	$393,750	$—	$—	$—	$1,700,921	$2,094,671
Former Chief Operations Officer	2022	$540,000	$—	$849,975	$851,472	$90,336	$2,331,783
	2021	$480,000	$86,400	$1,387,508	$864,000	$91,171	$2,909,079
(1)The amounts in this column for 2021 represent a discretionary incremental bonus awarded by the Committee. This discretionary component was eliminated from the 2022 and 2023 NEO compensation plan.
(2)The amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718.
(3)Represents annual incentive compensation earned by the NEOs.
(4)For 2023, the Non-Equity Incentive Plan Compensation includes the MBO Incentive portion only. In order to further align compensation with our shareholders’ interests, the MBO Incentive portion of the non-equity incentive plan compensation was awarded in stock on December 31, 2023 and will vest equally on December 27, 2024, 2025, 2026 and 2027. The fair market value of restricted stock is determined based on the closing stock price of Kforce’s common stock on the date of grant. The stock price and grant date fair value for the December 31, 2023 awards was $67.56, which was the closing stock price on December 29, 2023.
(5)The “All Other Compensation” column for 2023 includes:

Name	Dividends (a)	Defined Contribution Plans (b)	One-Time Payments (c)	Total
Joseph J. Liberatore	$224,328	$—	$—	$224,328
David M. Kelly	$83,089	$2,250	$—	$85,339
Jeffrey B. Hackman	$41,404	$2,250	$—	$43,654
Andrew G. Thomas	$44,810	$—	$—	$44,810
Kye L. Mitchell	$59,985	$—	$1,640,936	$1,700,921
(a)This column reflects the value of dividend equivalents issued on unvested restricted stock in the form of additional shares of restricted stock.
(b)This column reflects the value of employer matching contributions attributable to our defined contribution 401(k) plan.
(c)The amount included reflects a severance payment to Ms. Mitchell pursuant to her employment agreement.
(6)Ms. Mitchell’s last day of employment with Kforce was September 22, 2023.

38 Kforce 2024 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
At Fiscal Year Ended December 31, 2023

	Restricted Stock Awards
Name	Unvested Shares		Market Value of Unvested Shares ($)(1)
Joseph J. Liberatore	51,399	(2)	$3,472,516
	39,199	(3)	$2,648,284
	31,224	(4)	$2,109,493
	16,652	(5)	$1,125,009
	16,057	(6)	$1,084,811
David M. Kelly	19,603	(2)	$1,324,379
	12,601	(3)	$851,324
	11,344	(4)	$766,401
	8,469	(6)	$572,166
Jeffrey B. Hackman	8,829	(2)	$596,487
	6,478	(3)	$437,654
	5,623	(4)	$379,890
	2,733	(6)	$184,641
	3,596	(7)	$242,946
Andrew G. Thomas	9,828	(2)	$663,980
	7,561	(3)	$510,821
	6,851	(4)	$462,854
	3,938	(6)	$266,051
(1)Amounts in this column are calculated using a market value of $67.56 per share, which was the closing stock price on December 29, 2023.
(2)With respect to the restricted stock granted to Messrs. Liberatore, Kelly, Hackman and Thomas on December 31, 2023, 25% of the total shares granted vest on: December 27, 2024, 2025, 2026 and 2027. In addition, for the MBO Incentive restricted stock award granted to Messrs. Liberatore, Kelly, Hackman and Thomas on December 31, 2023, 25% of the total shares granted vest on December 27, 2024, 2025, 2026 and 2027.
(3)With respect to the restricted stock granted to Messrs. Liberatore, Kelly, Hackman and Thomas on December 31, 2022, and the associated dividend equivalents, 25% of the total shares granted vest(ed) on: December 27, 2023, 2024, 2025 and 2026.
(4)With respect to the restricted stock granted to Messrs. Liberatore, Kelly, Hackman and Thomas on December 31, 2021, and the associated dividend equivalents, 25% of the total shares granted vest(ed) on: December 27, 2022, 2023, 2024 and 2025. For the Special Leadership restricted stock award granted to Messrs. Kelly, Hackman and Thomas on December 31, 2021, and the associated dividend equivalents, 25% of the total shares granted vest on December 27, 2026 and 2027, and the remaining 50% vest on December 27, 2028.
(5)With respect to the restricted stock award granted to Mr. Liberatore on December 31, 2021, and the associated dividend equivalents, 100% of the total shares granted will vest on December 27, 2026.
(6)With respect to the restricted stock granted to Messrs. Liberatore, Kelly, Hackman and Thomas on December 31, 2020, and the associated dividend equivalents, 25% of the total shares granted vest(ed) on: December 27, 2021, 2022, 2023 and 2024.
(7)With respect to the restricted stock granted to Mr. Hackman on May 15, 2015, and the associated dividend equivalents, 10% of the total shares granted vest(ed) on: May 15, 2016, 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and 2025.
39 Kforce 2024 Proxy Statement

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2023

Name	Type of Award	Date Plan Approved	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards No. of Shares of Stock	Grant Date Fair Value
				Threshold ($)	Target ($)	Maximum ($)
Joseph J. Liberatore	Annual Incentive (1)	02/02/2023		$273,438	$1,093,750	$2,187,500	—	$—
	Equity LTI (2)	02/02/2023	12/31/2023	$—	$—	$—	44,923	$3,034,998
David M. Kelly	Annual Incentive (1)	02/02/2023		$121,500	$486,000	$972,000	—	$—
	Equity LTI (2)	02/02/2023	12/31/2023	$—	$—	$—	16,726	$1,130,009
Jeffrey B. Hackman	Annual Incentive (1)	02/02/2023		$90,000	$360,000	$720,000	—	$—
	Equity LTI (2)	02/02/2023	12/31/2023	$—	$—	$—	6,698	$452,517
Andrew G. Thomas	Annual Incentive (1)	02/02/2023		$90,000	$360,000	$720,000	—	$—
	Equity LTI (2)	02/02/2023	12/31/2023	$—	$—	$—	7,697	$520,009
Kye L. Mitchell	Annual Incentive (1)	02/02/2023		$121,500	$486,000	$972,000	—	$—
(1)These amounts represent the estimated payouts under the 2023 annual incentive compensation plan. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout. The maximum payout is 200% of the target multiplier for all components of the 2023 annual incentive compensation plan. Actual payments for annual incentive compensation earned during 2023 are listed in the “Non-Equity Incentive Plan Compensation” column of the SCT.
(2)The performance based equity LTI awards granted in the form of restricted stock under the 2023 Stock Incentive Plan on December 31, 2023 have a four-year vesting period, or 25% annually. Restricted stock awards contain the right to forfeitable dividends in the form of additional shares of restricted stock at the same rate as the cash dividend on common stock and containing the same vesting provisions as the underlying award. The fair market value of restricted stock is determined based on the closing stock price of Kforce’s common stock on the date of grant. The stock price and grant date fair value for the December 31, 2023 awards was $67.56, which was the closing stock price on December 29, 2023. The aggregate grant date fair value of the awards is included within the amounts presented in the “Stock Awards” column of the SCT.
OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2023

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Joseph J. Liberatore	54,880	$3,723,059
David M. Kelly	26,143	$1,773,541
Jeffrey B. Hackman	12,713	$829,488
Andrew G. Thomas	13,447	$906,237
Kye L. Mitchell (3)	—	$—
(1)This represents the vesting of restricted stock awards only. Kforce generally does not grant stock options, and there were no stock option awards outstanding as of and for the year ended December 31, 2023.
(2)The value realized for Kforce restricted stock vesting represents the market value of Kforce common stock at the time of vesting multiplied by the number of shares vested.
(3)Ms. Mitchell’s value realized on vesting of Kforce’s restricted stock was $0 prior to her last day of employment with Kforce, September 22, 2023.
40 Kforce 2024 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2023

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Joseph J. Liberatore	$—	$—	$—	$—	$—
David M. Kelly	$—	$—	$—	$—	$—
Jeffrey B. Hackman	$—	$—	$—	$—	$—
Andrew G. Thomas	$—	$—	$221,150	$—	$842,688
Kye L. Mitchell	$—	$—	$—	$—	$—
(1)None of our NEOs participated in Kforce’s nonqualified deferred compensation plan during 2023.
(2)The aggregate earnings for 2023 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in the “Nonqualified Deferred Compensation” column of the SCT for 2023 as there were no above-market or preferential earnings generated.
(3)The aggregate balance includes amounts related to employer contributions made by Kforce that were previously reported in the SCTs for prior years.
41 Kforce 2024 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes amounts that would have been payable to the Active NEOs for various service termination or change in control (CIC) scenarios on December 31, 2023.
Kye L. Mitchell
In connection with an executive realignment that was announced in September 2023, Kforce eliminated the Chief Operations Officer role. Thus, Ms. Mitchell’s separation date was September 22, 2023. As a result of this termination without cause, Ms. Mitchell received a severance payout of $1,640,936 pursuant to the terms of her employment agreement.
Active NEOs
In 2009, the Committee resolved to not enter into any new employment agreements or materially amend any existing employment agreements with its executives that contain excise tax gross-up provisions going forward. Mr. Liberatore is the only NEO with an employment agreement containing an excise tax provision. In 2017, the Committee resolved not to enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain provisions for severance payments that exceed 1x cash compensation or change in control severance payments that exceed 2x cash compensation.
The employment agreements for each NEO have been publicly filed and condition the receipt of certain severance and CIC benefits based on confidentiality and client and employee non-solicitation provisions, as specified in those agreements; the typical length of the non-solicitation restrictions is two years. In addition, the Firm’s standard severance and release agreements condition the receipt of severance benefits on continuing to honor these restrictions; these severance agreements also include standard non-disparagement clauses.
Employment Agreement Severance Based on Termination By Employer For Cause or By Employee Without Good Reason
Pursuant to the provisions of each Active NEO’s respective employment agreement, upon a termination either by the employer for cause or by the employee without good reason, the Active NEOs would be eligible to receive all earned and accrued salary, annual incentive and employee benefits such as paid-time off, as of the termination date and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of the termination date. Under this scenario, none of the Active NEOs would be eligible for a severance payment or accelerated vesting of any unvested equity awards. As a result, a column for this scenario has been omitted from the table below.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason
Pursuant to the provisions of each Active NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason, the Active NEO would be eligible for a severance payment. For Mr. Liberatore, the severance is calculated using a factor of two (2.00) times the sum of his salary on the date of termination plus the average of his cash bonus over a period of two years. For Messrs. Kelly and Thomas, the severance is calculated as the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the lesser of the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years, or $200,000. For Mr. Hackman, the severance is calculated as the sum of his salary on the date of termination plus the average of his cash bonus over a period of two years.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason - Following a Change in Control
Pursuant to the provisions of each Active NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason following a CIC, the Active NEO would be eligible for a severance payment, calculated differently from the scenario directly above. For Mr. Liberatore, the severance is calculated using a factor of 2.99 and applying it to the sum of his salary on the date of termination plus the average of his cash bonus and the value of any stock, restricted stock or stock options over a period of three years. For Messrs. Kelly and Thomas, the severance is calculated using a factor of two (2.00) times the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years. For Mr. Hackman, the severance is calculated using a factor of one and a half (1.5) times the sum of his salary on the date of termination plus the average of his cash bonuses over a period of two years.
Pursuant to the provisions of each Active NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason following a CIC, the Active NEO would be eligible for a continuation of health care benefits. After the termination date, the benefits shall continue for a period of three years for Mr. Liberatore; two years for Messrs. Kelly and Thomas; and one year for Mr. Hackman.
Pursuant to the terms of all of the Active NEOs’ outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a CIC.
Change in Control
Pursuant to the provisions of each Active NEO’s respective employment agreement, there would be no severance payment subsequent to a CIC in the absence of a termination.
Pursuant to the terms of all of the Active NEOs’ outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a CIC.
42 Kforce 2024 Proxy Statement

Death or Disability
Pursuant to the provisions of each Active NEO’s respective employment agreement, none of the Active NEOs would be eligible for a severance payment upon death or disability.
Each of the respective employment agreements for our Active NEOs provides for a continuation of salary and health care benefits under certain situations. Upon death, the Active NEO’s beneficiary would continue to receive the NEO’s salary and benefits for a period of time (2.99 years for Mr. Liberatore and one year for Messrs. Kelly and Thomas). Mr. Hackman’s beneficiary would not receive any additional salary or benefits upon death. Upon disability, the Active NEO’s salary and benefits would be continued until the earlier of (1) death, (2) the NEO’s 65th birthday or (3) 2.99 years for Mr. Liberatore and two years for Messrs. Kelly and Thomas. Mr. Hackman would not receive any additional salary or benefits upon disability.
Pursuant to the terms of all of the Active NEOs’ outstanding restricted stock award agreements, all unvested restricted stock would immediately vest upon death or disability.
Retirement
Pursuant to the provisions of each Active NEO’s respective employment agreement, none of the Active NEOs would be eligible for a severance payment upon retirement.
Pursuant to the terms of all of the Active NEOs’ outstanding restricted stock award agreements, there would be no accelerated vesting of any unvested equity awards.
Potential Payments
The table on the following page displays the amounts that would have been payable to the Active NEOs for various service termination or CIC scenarios on December 31, 2023. The amounts that would actually be payable to the Active NEOs, if employment termination or a CIC were to occur in the future, would be different than those set forth in the table below, which are calculated under the assumption that the event occurred on December 31, 2023 and based on the closing price of Kforce’s common stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to: each Active NEO’s current salary rate; annual incentive awards and annual equity LTIs; the amount and type of unvested equity and other incentive awards held by the Active NEO; the trading price of Kforce’s common stock; the cost of providing employee benefits; the Active NEO’s elections of employee benefits; the Active NEO’s age and/or years of service with Kforce; the date of termination; the circumstances of the termination; and the Active NEO’s historical salary, annual cash incentives and equity LTIs.

43 Kforce 2024 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
At Fiscal Year Ended December 31, 2023

Name	Retirement	Termination By Employer Without Cause or By Employee For Good Reason	Following CIC - Termination By Employer Without Cause or By Employee For Good Reason	CIC - No Termination	Death	Disability
Joseph J. Liberatore
Severance payment (1)	$—	$3,472,355	$20,510,192	$—	$—	$—
Equity-based compensation (2)	—	—	10,440,113	10,440,113	10,440,113	10,440,113
Continuation of base salary (3)	—	—	—	—	851,315	1,660,416
Continuation of health benefits (4)	—	—	24,156	—	24,156	24,156
Total	$—	$3,472,355	$30,974,461	$10,440,113	$11,315,584	$12,124,685
David M. Kelly
Severance payment (1)	$—	$1,165,736	$4,155,994	$—	$—	$—
Equity-based compensation (2)	—	—	3,514,270	3,514,270	3,514,270	3,514,270
Continuation of base salary (3)	—	—	—	—	525,383	1,024,714
Continuation of health benefits (4)	—	—	23,645	—	11,946	23,645
Total	$—	$1,165,736	$7,693,909	$3,514,270	$4,051,599	$4,562,629
Jeffrey B. Hackman
Severance payment (1)	$—	$727,600	$1,091,400	$—	$—	$—
Equity-based compensation (2)	—	—	1,841,618	1,841,618	1,841,618	1,841,618
Continuation of base salary	—	—	—	—	—	—
Continuation of health benefits (4)	—	—	8,943	—	—	—
Total	$—	$727,600	$2,941,961	$1,841,618	$1,841,618	$1,841,618
Andrew G. Thomas
Severance payment (1)	$—	$931,560	$2,667,219	$—	$—	$—
Equity-based compensation (2)	—	—	1,903,706	1,903,706	1,903,706	1,903,706
Continuation of base salary (3)	—	—	—	—	389,173	759,047
Continuation of health benefits (4)	—	—	7,975	—	4,029	7,975
Total	$—	$931,560	$4,578,900	$1,903,706	$2,296,908	$2,670,728
(1)If any payment or distribution by Kforce to Mr. Liberatore is determined to be subject to the excise tax imposed under Section 4999 of the Code, Mr. Liberatore would be entitled to receive from Kforce a payment in an amount sufficient to place him in the same after-tax financial position that he would have been if he had not incurred any excise tax. The severance amount in the event of a termination following CIC for Mr. Liberatore includes $6.2 million of excise tax gross-up. This provision for Mr. Liberatore exists within his legacy employment agreement and there are no other employment agreements that contain this excise tax gross-up provision. Employment agreements with Messrs. Kelly, Hackman and Thomas do not contain excise tax gross-up provisions and, thus, no amounts were included in the tables above with respect thereto.
(2)The amounts represent the number of applicable unvested restricted stock shares on December 31, 2023, multiplied by $67.56, which was the closing stock price on December 29, 2023.
(3)For purposes of the Disability scenario, we have used 2.99 years for Mr. Liberatore and 2.00 years for Messrs. Kelly and Thomas as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2023. The annual payment amounts have been discounted at a rate of 5.1%.
(4)These amounts represent the value of Kforce’s portion of the health care benefits provided to each respective NEO consistent with those benefits received as of December 31, 2023. The annual benefit amounts have been discounted at a rate of 2.1%.
44 Kforce 2024 Proxy Statement

CEO PAY RATIO
Under the applicable SEC rules, we calculated the ratio of our CEO’s total annual compensation to the median of the total annual compensation of our employees using a reasonable estimate. As of December 31, 2023, Kforce employed approximately 1,800 associates and 8,600 consultants on assignment providing staffing services and solutions to our clients. The majority of the consultants are employed directly by Kforce with the remainder consisting of independent contractors. To determine our median employee, we compiled a list of all employees from our payroll records, including all full-time, part-time, temporary and seasonal employees who were employed as of December 31, 2023, which included our consultants that were directly employed by Kforce as of that date, but did not include the independent contractors. We examined all wages as reportable on Form W-2 for 2023 for these individuals, excluding our CEO. We annualized the compensation for any full-time and part-time employees that were not employed by us for the entire 2023 fiscal year, except for our consultants as they are considered temporary per our interpretation of the SEC guidelines, therefore we did not annualize their compensation. As such, our employee population includes a significant number of individuals that do not reflect a full year of compensation due to the short-term nature of their assignments.
Mr. Liberatore had $4,571,826 in total annual compensation for 2023, as reflected in the SCT included in this Proxy Statement. Our median employee had total annual compensation of $66,079 for 2023, which was calculated on the same basis as Mr. Liberatore’s compensation for the purposes of the SCT. As a result, we estimate Mr. Liberatore’s total compensation for 2023 was approximately 69 times that of our median employee. Given the different methodologies that various companies use to determine an estimate of their CEO pay ratio, and given the uniqueness of our temporary employee population, we do not believe that this estimated ratio should be used as a basis for comparison with other companies.
45 Kforce 2024 Proxy Statement

PAY VERSUS PERFORMANCE
This section provides information regarding the relationship between executive compensation and our financial performance for each of the last four fiscal years in accordance with Item 402(v) of Regulation S-K. The table below summarizes compensation values both previously reported in our SCT and the adjustments to derive to the Compensation Actually Paid (CAP). Note that for our NEOs other than our principal executive officer (the PEO), the compensation figures are reported as an average.

Pay Versus Performance Table
Fiscal Year	SCT Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (1) (4)	Average SCT Total for non-PEO NEOs ($) (2)	Average Compensation Actually Paid to non-PEO NEOs ($) (2)(4)	Value of Initial Fixed $100 Investment Based on		Net Income (in millions) ($) (5)	Revenue (in millions) ($)
					TSR ($)	Peer Group TSR ($) (3)
2023	$4,571,826	$9,383,446	$1,366,246	$2,771,650	$180	$133	$61	$1,532
2022	$5,564,913	$2,066,802	$1,982,332	$754,954	$146	$115	$75	$1,711
2021	$6,329,950	$11,686,235	$3,629,803	$6,925,993	$197	$150	$75	$1,580
2020	$6,653,318	$6,922,445	$2,844,349	$3,010,896	$108	$98	$56	$1,398
(1) Mr. Liberatore, President and CEO, is reflected in the table as the PEO for 2023 and 2022. Mr. Dunkel, current Chairman of the Board, was the CEO until he retired effective December 30, 2021, and is reflected as the PEO for 2021 and 2020.
(2) Reflects average compensation amounts reported in the SCT for the following non-PEO NEOs for the fiscal years noted below:
•2023: Messrs. Kelly, Hackman and Thomas.
•2022: Messrs. Kelly, Hackman and Thomas and Ms. Mitchell.
•2021 and 2020: Messrs. Liberatore, Kelly and Thomas and Ms. Mitchell.
(3) The amounts reflect the TSR for our 2023 Peer Group for all years presented. For details on the changes in our 2023 Peer Group (as compared to our 2022 Peer Group), refer to our 2023 Proxy Statement filed with the SEC on March 13, 2023.
(4) For the unvested stock awards included in CAP for both the PEO and non-PEO NEOs, we used the closing stock price on the last trading day of each fiscal year, less the closing stock price on the last trading day in the immediately preceding fiscal year to obtain the incremental value of the unvested stock awards. The closing stock price of $67.56 and $54.83 was used for December 29, 2023 and December 30, 2022, respectively. For the vested awards included in CAP for both the PEO and non-PEO NEOs, we used the closing stock price on the vesting date, less the closing stock price on the last trading day in the immediately preceding fiscal year.
(5) Adjusted Net Income for 2023 was $68 million, which we believe is better aligned to our operational results. Refer to Appendix A - Adjusted Financial Performance Measures for more details.
The following tables reconciles the amount disclosed in our SCT to the amount disclosed for CAP for the PEO and non-PEO NEOs:
PEO Reconciliation:

Year	SCT Total	Deductions from SCT table (1)	Additions to SCT Table (2)	CAP
2023	$4,571,826	$(3,259,326)	$8,070,927	$9,383,446
2022	$5,564,913	$(2,992,559)	$(505,552)	$2,066,802
2021	$6,329,950	$(3,529,950)	$8,886,235	$11,686,235
2020	$6,653,318	$(4,823,041)	$5,092,168	$6,922,445
Average non-PEO NEOs Reconciliation:

Year	SCT Total	Deductions from SCT table (1)	Additions to SCT Table (2)	CAP
2023	$1,366,246	$(758,779)	$2,164,213	$2,771,650
2022	$1,982,332	$(756,924)	$(470,362)	$754,954
2021	$3,629,803	$(2,161,178)	$5,457,368	$6,925,993
2020	$2,844,349	$(1,868,230)	$2,034,777	$3,010,896
(1) Represents the grant date fair value of equity-based awards granted each year, and the value of dividends on unvested equity-based awards.
46 Kforce 2024 Proxy Statement

(2) Reflects the impact of fluctuations in Kforce’s stock price on vested and unvested equity awards pursuant to the SEC’s methodology for determining CAP for each year shown.
The following table provides the equity values included in the PEO and non-PEO NEO reconciliation tables above:
PEO Equity Component of CAP:

Year	Fair Value of Current Year Equity Awards at End of Year	Change in Fair Value of Prior Years' Awards That Remain Unvested at End of Year	Change in Fair Value of Prior Years' Awards That Vested During Year	Equity Value included in CAP
2023	$3,034,998	$1,312,870	$3,723,059	$8,070,927
2022	$2,800,004	$(2,106,837)	$(1,198,719)	$(505,552)
2021	$3,200,009	$2,608,988	$2,903,017	$8,712,014
2020	$3,374,987	$189,740	$235,107	$3,799,834

Average Non-PEO NEO’s Equity Component of CAP:

Year	Fair Value of Current Year Equity Awards at End of Year	Change in Fair Value of Prior Years' Awards That Remain Unvested at End of Year	Change in Fair Value of Prior Years' Awards That Vested During Year	Equity Value included in CAP
2023	$700,845	$293,613	$1,169,755	$2,164,213
2022	$688,117	$(630,923)	$(527,556)	$(470,362)
2021	$2,064,996	$2,002,501	$1,389,871	$5,457,368
2020	$1,458,111	$154,405	$108,323	$1,720,839
Relationships between CAP and Company Performance Measures
The graphs below show the relationship of “compensation actually paid” to our CEO and non-PEO NEOs in 2023, 2022, 2021 and 2020 to (1) TSR of both Kforce Inc. and our 2023 Peer Group, (2) net income and (3) revenue (company selected measure).
CAP, as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices and various accounting valuation assumptions, but does not reflect actual amounts paid out for those awards. Due to the sensitivity of CAP to stock price changes, the timing of the grants and the changes in stock price thereafter, significantly influence the CAP each year.
In the “Compensation Discussion and Analysis” section of this Proxy Statement and in the proxy statements for 2022, 2021 and 2020 as filed with the SEC, we provide greater detail on the elements of our executive compensation program and our “pay-for-performance” compensation philosophy. We believe the Firm’s executive compensation program appropriately rewards our PEO and the non-PEO NEOs for Company and individual performance, promotes retention of our senior leadership team, and supports long-term value creation for our shareholders.
47 Kforce 2024 Proxy Statement

Compensation Actually Paid vs. TSR
$15
$10
$5
$—
CAP ($ millions)
$250
$200
$150
$100
$50
$—
TSR
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Kforce Inc. TSR
2023 Peer Group TSR

Compensation Actually Paid vs. Net Income
$15
$10
$5
$—
CAP ($ millions)
$100
$75
$50
$25
$—
Net Income ($ millions)
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Net Income

48 Kforce 2024 Proxy Statement

Compensation Actually Paid vs. Revenue
$15
$10
$5
$—
CAP ($ millions)
$2,000
$1,500
$1,000
$500
$—
Revenue ($ millions)
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Revenue

The three items listed below represent the most important financial performance metrics used to determine compensation for our NEOs as further described in our 2023 NEO Compensation within the CD&A sections titled “Annual Incentive Compensation” and “Equity Long-Term Incentive”.

Most Important Performance Measures

Revenue (and implied revenue growth)	Adjusted Diluted EPS (and implied EPS growth)	3-Year Relative TSR
49 Kforce 2024 Proxy Statement

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this Proxy Statement.
As described in the CD&A above, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true assets of Kforce. Our Board believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.
We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a Say On Pay proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.
This advisory vote on executive compensation is not binding, however, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to Kforce’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE FOR PROPOSAL 3.

50 Kforce 2024 Proxy Statement

OTHER MATTERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders (1)	N/A	N/A	953,877
Employee stock purchase plans approved by shareholders (2)	N/A	N/A	2,659,450
(1)On April 20, 2023, Kforce shareholders approved the 2023 Stock Incentive Plan (SIP). The 2023 SIP allows for the issuance of stock options, stock appreciation rights, stock awards (including restricted stock awards (RSAs) and restricted stock units (RSUs)) and other stock-based awards. As of the effective date of the 2023 SIP, no additional awards may be granted pursuant to any previously approved stock incentive plan; however, awards outstanding as of the effective date continue to vest in accordance with their original terms. As of December 31, 2023, the number of outstanding issued and unvested shares under the 2023 SIP, and prior stock incentive plans approved by shareholders, were approximately 794,000 as of the Record Date.
(2)Includes the Kforce Inc. 2009 Employee Stock Purchase Plan. As of December 31, 2023, there were options outstanding under the Kforce Inc. 2009 Employee Stock Purchase Plan to purchase 3,189 shares of common stock at a discounted purchase price of $64.18.

STOCK OWNERSHIP INFORMATION
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC.
Based solely on our review of copies of reports and written representations from the reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our common stock timely met their reporting obligations.
51 Kforce 2024 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OWNERS OF MORE THAN 5%
The following table contains information about the number of shares of our common stock held as of the most recent practicable date (such date for each such owner is listed below in the applicable footnote) by persons we know to be the beneficial owners of more than five percent of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name and Address of Beneficial Owner	Beneficially Owned Shares of Common Stock	Percent of Class
Kayne Anderson Rudnick Investment Management, LLC (1) 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067	2,381,743	12.1%
The Vanguard Group (2) 100 Vanguard Blvd, Malvern, Pennsylvania 19355	1,964,089	9.9%
BlackRock, Inc. (3) 55 East 52nd Street, New York, New York 10055	1,648,879	8.3%
FMR LLC (4) 245 Summer Street, Boston Massachusetts 02210	1,615,220	8.2%
(1) Based on Amendment No. 1 to Schedule 13G filed February 13, 2024 in which Kayne Anderson Rudnick Investment Management, LLC reported that as of December 31, 2023, it had shared dispositive power over 436,052 of the shares and sole dispositive power over 1,945,691 shares.
(2) Based on Amendment No. 12 to Schedule 13G filed February 13, 2024 in which The Vanguard Group reported that, as of
December 31, 2023, it had shared dispositive power over 52,405 shares and sole dispositive power over 1,911,684 shares.
(3) Based on Amendment No. 17 to Schedule 13G filed January 25, 2024 in which BlackRock, Inc. reported that, as of December 31, 2023, it had sole dispositive power over all 1,648,879 shares.
(4) Based on Amendment No. 4 to Schedule 13G filed February 9, 2024 in which FMR LLC reported that as of December 31, 2023, it had sole dispositive power over all 1,615,220 shares.
DIRECTORS AND NAMED EXECUTIVE OFFICERS
The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (1) our Active NEOs; (2) our directors; and (3) all of our directors and executive officers as a group. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name of Individual or Identity of Group	Beneficially Owned Shares of Common Stock (1)	Restricted Stock Units (1)	Percent of Class
Joseph J. Liberatore	227,833	—	*
David M. Kelly	86,530	—	*
Jeffrey B. Hackman	69,514	—	*
Andrew G. Thomas	98,739	—	*
Derrick D. Brooks	2,265	4,392	*
Catherine H. Cloudman	—	6,745	*
David L. Dunkel	467,576	1,784	2.4%
Ann E. Dunwoody	17,440	4,392	*
Mark F. Furlong	29,100	—	*
Randall A. Mehl	4,504	17,750	*
Elaine D. Rosen	13,386	28,980	*
N. John Simmons	14,997	—	*
All directors and executive officers as a group	1,031,884	64,043	5.3%
*Less than 1% of the outstanding common shares
(1)Amounts in the Beneficially Owned Shares of Common Stock column do not include shares to be received upon settlement of deferred restricted stock units more than 60 days after the Record Date; these shares are reflected in this Restricted Stock Units column of this table. The deferred restricted stock units have no voting rights and are not included in the Percent of Class column calculation.

52 Kforce 2024 Proxy Statement

GENERAL INFORMATION
Why have I received this proxy statement?
We sent you these materials because the Board of Kforce Inc. is soliciting your vote at the Firm’s 2024 Annual Meeting of Shareholders on the proposals:
•The election of three Class III directors to the Board for a three-year term expiring in 2027 (Proposal 1);
•Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountants for 2024 (Proposal 2); and
•An advisory resolution on executive compensation (Proposal 3).
Will any other Business be conducted at the Annual Meeting?
We do not know of any other business to be considered at the Annual Meeting. If any other business is properly presented at the Annual Meeting, the persons named on your proxy card will have authority to vote on such matters at their discretion.
How does Kforce’s Board recommend I vote on the proposals?
The Board recommends that you vote your shares as follows:
•FOR election of the director nominees named in this Proxy Statement (Proposal 1);
•FOR ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2024 (Proposal 2); and
•FOR the advisory vote on executive compensation (Proposal 3).
Do I have appraisal rights if I dissent from voting on a matter at the Annual Meeting?
There are no statutory or contractual rights of appraisal or similar remedies available to those shareholders who dissent from any matter to be acted on at the Annual Meeting.
Who is entitled to vote?
Each share of Kforce common stock has one vote on each matter. Only shareholders of record as of the close of business on the Record Date (February 16, 2024) are entitled to vote at the Annual Meeting. As of the Record Date, 19,520,175 shares of common stock were outstanding.
How do I vote?
If your shares are registered directly in your name with Kforce’s transfer agent, Computershare Trust Company, N.A. (Computershare), then you are the shareholder of record with respect to those shares and you may vote your shares by any one of the following methods:

In Person at the Annual Meeting upon presentation of valid photo identification and proof of stock ownership as of the Record Date	Phone by calling toll free 1-800-652-VOTE (8683)
Scan the QR Code to vote with your mobile device or visit http://www.investorvote.com/KFRC	Mail complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope
Please see your proxy card for more information and voting deadlines.
If your shares are held through a bank, broker or other nominee then you are considered the “beneficial owner” of shares held in “street name” and your bank, broker or nominee is the shareholder of record, however, as the beneficial owner you have the right to direct your bank, broker or other nominee to vote your shares. If you hold your shares in street name then please refer to the instructions provided by your bank, broker or nominee when voting your shares. Please note, if you hold your shares in street name you must obtain a legal proxy in your name from your bank, broker or other nominee to vote in person at the Annual Meeting.
Can I change my vote?
You may change your vote at any time before the Annual Meeting by using the internet or telephone methods described above, in which case only your latest submission will be counted. You may also change your vote by signing and returning a new proxy card with a later date, attending the Annual Meeting and voting in person, or sending written notice of revocation before the Annual Meeting to our Corporate Secretary at the Firm’s principal executive offices located at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607.
What is the quorum requirement for the Annual Meeting?
The presence at the meeting, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum. Broker non-votes (described below) and abstentions are counted for purposes of establishing a quorum but will not be counted for purposes of determining whether a proposal has been approved.
53 Kforce 2024 Proxy Statement

How are my shares voted if I submit a proxy but do not specify how I want to vote?
If you are the shareholder of record and you submit a valid proxy without specifying how you want to vote, then the person(s) designated as proxy holders will vote your shares as recommended by the Board on all matters presented in this Proxy Statement and at their discretion on all other matters properly presented. If you are the beneficial owner of shares held in street name and do not provide your bank, broker or nominee with specific voting instructions then the organization that holds your shares may generally vote in their discretion on routine matters, but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares in a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a broker non-vote.
Which proposals are considered routine or non-routine?
Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2024 (Proposal 2) is considered a routine matter under applicable rules and each of the other proposals are considered non-routine. Therefore, if your shares are held in street name by your broker or other nominee and you do not provide instructions on how to vote your shares then your broker or nominee will permitted to vote its shares only with regards to Proposal 2 and will not be permitted to vote on the other matters.
Assuming that a quorum is present at the Annual Meeting, what is the required vote for the proposals to pass?
Refer to the respective proposal for a description of the vote required for it to pass.
Who will count the vote?
A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of elections.
Who is paying the costs of this proxy solicitation?
Kforce will pay the costs of soliciting these proxies on behalf of the Board. We have engaged Georgeson LLC to assist in the solicitation of proxies and we anticipate that the costs associated with this engagement will be approximately $13,000 plus out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders and obtaining beneficial owners’ voting instructions. In addition to mailing proxy solicitation material, our directors and employees, without additional compensation, may solicit proxies in person, by phone or by electronic communication.
How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.
54 Kforce 2024 Proxy Statement

SHAREHOLDER COMMUNICATIONS, PROPOSALS AND OTHER MATTERS
We are committed to engaging with our shareholders and taking their feedback into consideration. Our shareholders are invited to communicate with our directors, either individually or as a group, by writing to the attention of our Corporate Secretary at Kforce Inc., 1150 Assembly Drive, Suite 500, Tampa, Florida 33607. Such communications will be delivered directly to Kforce’s Board.
All shareholder proposals to be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, (the Exchange Act), must be submitted in writing to the Corporate Secretary at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607 no later than November 15, 2024. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for our Annual Meeting of Shareholders in 2025. The proxy solicited by the Board for the next Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by January 29, 2025.
Pursuant to the Firm’s Articles of Incorporation, proposals submitted other than pursuant to Rule 14(a)-8 or director nominations must be delivered to the Corporate Secretary no later than 60 days before the date of the meeting. The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board for the Nomination Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the Firm’s Corporate Secretary at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607. In addition to satisfying the foregoing requirements under Kforce’s bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Kforce’s nominees, must solicit 67% of the voting power and provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2025.
The material referred to in this proxy statement under the captions “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.
Shareholders who share an address may receive only one copy of this Proxy Statement, and the accompanying Annual Report, unless we have received contrary instructions from a shareholder at that address. Shareholders sharing an address who would like to receive a separate copy of these materials now, or in the future, may do so by mailing a request to the Firm’s Corporate Secretary at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607 or by calling Kforce Investor Relations at (813) 552-5000.
55 Kforce 2024 Proxy Statement

APPENDIX A
ADJUSTED FINANCIAL PERFORMANCE MEASURES
The "Adjusted Financial Performance Measures" present non-GAAP financial information and should not be considered a measure of financial performance under generally accepted accounting principles. These measures are presented as an alternative method for assessing the Firm’s operating results in a manner that is focused on the performance of our underlying operations. Each of these measures are intended to provide greater consistency, comparability and clarity of our results. Management uses this non-GAAP financial information to assess the Firm's core operating results and consequently, management believes it is similarly useful information to investors.

	Year Ended December 31, 2023
	Reported	Adjustments (1)	Adjusted
Reconciliation of SG&A and Operating Margin:
Selling, general and administrative expenses	$334,933	$(8,397)	$326,536
SG&A as a percentage revenue	21.9%	(0.5)%	21.4%
Income from operations	$87,121	$8,397	$95,518
Operating margin	5.7%	0.5%	6.2%
Reconciliation of Tax Impact and Profitability:
Income from operations, before income taxes	$85,250	$8,397	$93,647
Income tax expense	$24,175	$1,464	$25,639
Effective tax rate	28.4%	17.4%	27.4%
Net income	$61,075	$6,933	$68,008
Earnings per share - diluted	$3.13	$0.36	$3.49
(1) Adjustments include $6.2 million related to organizational realignment and actions taken to reduce our structural costs, an increase to our legal reserves of $2.2 million, and the related tax impacts.

56 Kforce 2024 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Catherine H. Cloudman (Class III)	☐	☐	☐	02 - David L. Dunkel (Class III)	☐	☐	☐	03 - Mark F. Furlong (Class III)	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2024.	☐	☐	☐	3.	Advisory vote on Kforce’s executive compensation.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
Date(mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD April 24, 2024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints David M. Kelly and Michael R. Blackman, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1150 Assembly Drive, Suite 500 Tampa Florida, 33607, on April 24, 2024 at 8:00 a.m. eastern time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.
The Annual Meeting may be held as scheduled only if a majority of the shares entitled to vote are represented at the meeting in person or by proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.
The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for 2024, FOR the advisory approval of Kforce’s executive compensation, and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

C	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐